Exhibit 99.1

Annual Report on Form 8-K

For the fiscal year	Commission File
ended June 30, 2002	Number 0-5200

BONTEX, INC.

Exact name of Registrant as specified in its charter

VIRGINIA	54-0571303
State of Incorporation	IRS Employer No.

ONE BONTEX DRIVE, BUENA VISTA, VIRGINIA	24416-1500
Address of principal executive offices	Zip Code

Registrant’s telephone number (540) 261-2181

Securities registered pursuant to Section 12(b) of the Act: None

Securities registered pursuant to Section 12(g) of the Act:

Title of Class

$.10 par value common stock

Traded on the OTC Bulletin Board and Pink Sheets

Indicate by check mark whether the Registrant (1) has filed all annual, quarterly and other reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months with the Commission, and (2) has been subject to the filing requirements for at least the past 90 days:

☐  Yes    ☒  No

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (Section 229.405 of this chapter) is not contained herein, and will not be contained, to the best of the Registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 8-K or any amendment to this Form 8-K  ☒

Aggregated market value of the voting stock held by non-affiliates of the Registrant: $300,000 at August 30, 2002. Excluded from this computation were shares held by directors and executive officers of the company and their associates as a group. Such exclusion does not signify that members of this group are “affiliates: of or controlled by the Company.

On August 30, 2001, the Registrant had 1,572,824 shares of $.10 par value common stock outstanding.

TABLE OF CONTENTS

	PART I
ITEM		PAGE
1.	Business	3
2.	Properties	12
3.	Legal Proceedings	13-15
4.	Submission of Matters to a Vote of Security Holders	15

	PART II

5.	Market for the Registrant’s Common Equity and Related Stockholder Matters	15
6.	Selected Financial Data	15
7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations	15
7A.	Quantitative and Qualitative Disclosures About Market Risk	15
8.	Financial Statements and Supplementary Data	15
9.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	16
9A.	Controls and Procedures	16-17

	PART III

10.	Directors and Executive Officers of the Registrant	17-22
11.	Executive Compensation	23
12.	Security Ownership of Certain Beneficial Owners and Management	24
13.	Certain Relationships and Related Transactions	24

	PART IV

14.	Exhibits, Financial Statement Schedules and Reports on Form 8-K	24-26

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PART I

ITEM 1. BUSINESS

Safe Harbor Disclosure

The following discussion contains forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. Forward-looking statements include, without limitation, statements about financing plans, cash flows, availability of capital, growth opportunities, benefits from new technologies, financial condition, capital expenditures, future results of operations or market conditions and involve certain risks, uncertainties and assumptions. The words “estimate,” “project,” “intend,” “expect,” “believe,” and similar expressions are intended to identify certain estimates and forward-looking statements. These and other such statements are found at various places throughout this report, and you are cautioned not to place undue reliance on these statements. These statements include certain predictions and as such are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.

We operate in a continually changing business environment and new factors that may affect our forward looking statements emerge from time to time. Management cannot always predict such factors, nor can it fully assess the impact, if any, of such new factors on our business, the extent of which any factor, or combination of factors may cause actual results to differ materially from those implied by any forward looking statement. These forward-looking statements should, therefore, be considered in light of various relevant factors. Actual outcomes and results may differ materially from these forward-looking statements. Factors that could cause or contribute to those differences include, but are not limited to, excessive worldwide footwear inventories, a shrinking U.S. domestic market for Bontex products, decreased sales to key customers, increased competition from non-woven materials, the reduction of prices by competitors, the increase in the relative price of Bontex products due to foreign currency devaluations, increased natural gas, pulp and latex prices, capital illiquidity, the impact of any unusual items resulting from ongoing evaluations of the Company’s business strategies, decreases in the Company’s borrowing base, increased funding requirements for the Company’s pension plan, inability to recover deferred tax assets, an inability by Bontex to renew its current credit facilities or obtain alternative financing, a market shift in demand from higher-quality products to more economical grade products with lower profit margins, higher energy prices, increased costs of complying with environmental laws, and the impact of changes in political, economic or other factors, legal and regulatory changes or other external factors over which the Company has no control, such as the uncertainties in the market place due to SARS and the threat of war on the Korean peninsula. As a result, these statements speak only as of the date they were made, and we undertake no obligation to publicly update or reveal any forward looking statements, whether as a result of new information, future events, or otherwise.

Recent Developments

The filing of this annual report was delayed because of the previously mentioned factors, as well as management’s focus on addressing the Company’s ability to continue as a going concern because of the substantial fraud losses and operating losses over the past several years. There have been several

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significant events subsequent to June 30, 2002 impacting the Company, including the refinancing of the consolidated operations, the consolidation of Bontex manufacturing to Bontex, Inc. in the United States with the closure of the Company’s European operations and the change in ownership of controlling interest of common stock of Bontex, Inc.

Consolidation of Manufacturing and Closure of European Operations: In July 2003, the Company began the orderly liquidation of the operations of Bontex SRL in Italy because of the substantial fraud losses. On January 15, 2004, the Company decided to close the manufacturing facility at Bontex SA in Belgium through liquidation proceedings. Originally, the Company had attempted to reorganize Bontex SA under Belgian bankruptcy protection. The Company was not able to secure financing in order to effect the restructuring business plan. The primary reason for the bankruptcy was the substantial fraud losses. Also contributing to the overall situation were recent operating losses and the declining market in Europe.

Management does not expect any material financial liability to the US company of Bontex, Inc. (defined specifically as US / North American entity and operations only, excluding the consolidation of European operations) from the liquidation of our European operations, however there can be no absolute assurance that there may not be unforeseen liabilities associated with this liquidation of our European operations. The Company will be required to write-off our $1.9 million book value investment in our subsidiaries in Europe. The overall impact will include, but not be limited to, a large loss of sales and market share on a worldwide basis. Revenues of the U. S. based operating unit will improve due to the consolidation of operations.

Accordingly, the manufacturing of Bontex has been consolidated to Bontex, Inc. The consolidation of manufacturing to the US operations has resulted in loss of market share and better capacity utilization, as the Company had an over capacity issue with two facilities. Additionally, the Company has decided to focus on our core specification business, which represents the majority of our sales and include sales where Bontex is specified in major branded footwear and leather-goods. The incremental business mostly includes “marginal” or low profit margin business. The consolidation of manufacturing, cost reductions and the elimination of marginal sales should return the Company to profitability.

These unaudited consolidated financial statements have been prepared on a going concern basis, which contemplates continuity of operations, realization of assets and satisfaction of liabilities in the ordinary course of business. However, as a result of the fraud losses, the Company’s recurring operating losses and the accumulated indebtedness, such realization of assets and satisfaction of liabilities are subject to uncertainty, which raises doubt about the Company’s ability to continue as a going concern. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Refinancing: On February 4, 2004, Bontex, Inc refinanced the Company with a $5.5 million credit facility with a 1 year term as part of our consolidation plan. This expanded credit facility is considered interim financing, but it should address our immediate and near term requirements to fund operations. This loan provides for asset borrowing secured and based principally on trade receivables and inventory. Our program to return the Company to profitability should enable us to seek refinancing long term to provide a more stable capital structure.

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Termination of Registration with the Securities and Exchange Commission: On September 10, 2003, the Company filed a Form 15 with the SEC to terminate the registration of securities under Section 12(g) and suspend the obligation to file reports under Section 15 (d). The Company is still obligated to file previously unfilled periodic reports, including this annual report and the first three quarterly reports on Form 10Q for fiscal 2003.

Change in Ownership of Controlling Interest of Bontex, Inc. Common Stock: On July 14, 2003, Mr. and Mrs. James Kostelni entered into an agreement whereby they directly and indirectly beneficially own 863,782 shares (or 54.92%) of Bontex, Inc.’s outstanding common stock by, among other things, the agreement and guaranty to pay certain Estate Tax Obligations and by pledging the shares as security for this obligation.

Securities and Exchange Commission (“SEC”) Informal Investigation: On December 22, 2003, the Company met with the SEC as part of an informal investigation by the SEC to gather more information concerning, among other things, the resignation of KPMG LLP as the Company’s auditors on September 17, 2003, the fraud situation in Italy and the Company’s reporting requirements relating to the fraud situation. Management is cooperating with the SEC regarding its informal investigation and management believes the Company is substantially in compliance with the SEC requirements, except for the delays in filing the Form 10K for the fiscal 2002 annual report and the Form 10Qs for the three quarterly reports for fiscal 2003.

Overview

Bontex, Inc. (all references hereinafter to the “Registrant,” “Company” or “Bontex” refer collectively to Bontex, Inc. and its wholly-owned and majority-owned subsidiaries unless otherwise indicated by context) was originally incorporated in June 1946 under the laws of the State of New Jersey. The Company began as a leather processing operation, and today, Bontex is a leading worldwide manufacturer and distributor of uncoated and coated elastomeric wet web impregnated fiberboard products. The Company’s products are generally described by the trademark BONTEX, and are marketed to various industries, including footwear, headwear, luggage, leathergoods, allied industries, belt backing, gasket, furniture, electronic integrated component packaging, and automotive industries. Bontex is a market leader in many of the areas in which the Company competes.

On January 2, 1997, the Company received the final state regulatory approvals of its proposal, which was adopted by the Company’s stockholders at the Annual Meeting of Stockholders held on November 7, 1996, to change the state of incorporation of the Company to Virginia and effect Amended and Restated Articles of Incorporation. As a result of the restructuring, the Company was reincorporated as a Virginia corporation, with its principal place of business at One Bontex Drive, Buena Vista, Virginia 24416-1500, and the name of the Company was changed to “Bontex, Inc.” The Company’s common stock is traded on the “Pink Sheets” under the symbol “BOTX.PK” The restructuring did not result in any material change in the business, management, assets, liabilities, or net worth of the Company. For further information, refer to Report on Form 8-K, Reorganization of Georgia Bonded Fibers, Inc., dated January 2, 1997, and Proxy Statement for meeting of Annual Meeting of Stockholders held on November 7, 1996.

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Competitive pricing pressures have had a negative impact on the Company’s sales and profitability as noted in Management’s Discussion and Analysis incorporated by reference in Part II, Item 7 of this report. Sales have also been negatively affected by, among other things, the shift in domestic footwear production primarily to Asia. Nonwoven materials continue to erode sales of cellulose based products, particularly with athletic footwear. Bontex is placing greater emphasis on the marketing of nonwoven products, and working to develop new domestic and export markets for impregnated cellulose products in an effort to increase sales.

ORGANIZATION

The Company maintains corporate headquarters, manufacturing, converting, sales office, and a warehouse facility in Buena Vista, Virginia; (prior to January 15, 2004, a wholly-owned manufacturing subsidiary, Bontex S.A. in Stembert, Belgium); (prior to July 1, 2003 a wholly-owned distribution and converting subsidiary, Bontex Italia SRL in Villafranca, Verona, Italy); a wholly- owned distribution subsidiary, Bontex de Mexico, S.A. de C.V. in Leon, Mexico; Bontex Vietnam (Representative office); and a majority owned distribution subsidiary, Bontex Hong Kong Limited in Hong Kong. See the discussion below in “Item 2. Properties.” The Company utilized a wholly-owned foreign sales corporation (FSC) organized and existing under the laws of the Virgin Islands to facilitate export sales. The U.S. government is negotiating with the World Trade Organization and European Community regarding the application of foreign sales corporations, and at a later date, the Company may have to change its tax strategies for export sales. The situation with our FSC is not expected to have a material impact on the Company’s operations, since the Company has significant net operating loss carry-forwards to off-set future taxable income.

Additionally, Bontex maintains a network of liaison offices and warehouses, Bontex Korea, Bontex Taiwan, Bontex China, Bontex Thailand, and Bontex Indonesia to service Asian markets.

The Company currently employs 98 full-time and 2 part-time employees in Buena Vista, Virginia; (prior to January 15, 2004, 76 full- time and 2 part-time employees in Belgium); (prior to July 1, 2003, 12 full-time and 1 part-time employee in Italy); 3 full-time and 1 part- time employees in Mexico; 2 full-time employees in Hong Kong and 7 full-time employees in China. Revenue per employee was approximately $219,000 and $237,000 in fiscal years 2002 and 2001, respectively.

There is no labor union at the United States operations, and management knows of no union activity at the present time. There were labor unions at the Company’s European operations. Although the Company believes that relations with its employees are positive, there can be no assurance that the Company will not experience work stoppages in the future.

PRODUCTS

BONTEX elastomeric wet web fiberboard materials are primarily used as an insole material in footwear, as well as visor-board in headwear, dielectric sealing base in automotive door panels, backing substrate, stiffener and laminating base in luggage, leathergoods, and allied products. All BONTEX fiberboard products are designed to be “environmentally-friendly,” because Bontex uses recycled and primary cellulose fibers originally derived from trees, a renewable resource.

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Bontex USA manufactures uncoated and coated BONTEX fiberboard products; breathable (moisture vapor transmission) cushion foams, that are marketed under trademarks BON-FOAM, MAXXON and SURE-FOAM, and are sold in a variety of grades for use as shock absorbing insole material; BONTEX 200 RECYCLED and BONTEX 300 RECYCLED, which are produced from 100 percent recovered paper with a minimum 80 percent “post-consumer waste” for use in footwear, visor-board in headwear, a backing substrate, stiffener pieces and laminating base; BON-PEL, a hybrid nonwoven substrate, which is exceptionally strong and flexible; BONTEX 48 MA, an uncoated visor-board for use in military headwear, which has been approved by NATICK military laboratory. Bontex USA also combines certain products, such as foams, fabrics, and vinyl, with BONTEX fiberboard. Bontex also markets a range of nonwoven products under the name Bon-stitch. During 1999 and 2000, Bontex introduced a broad range of footwear materials, including Bontex 90 Insole Seat-board, economical insole products, and Bon-Stitch linings and Bon-Stitch next generation nonwoven insoles.

Bontex S.A., Stembert, Belgium, manufactured uncoated BONTEX products. Bontex Italia, SRL was a distribution company and operated converting equipment primarily servicing the Italian market.

The Company’s research efforts are directed primarily toward developing new advanced composite products and processing techniques, and improving product performance, often in close association with customers. The Company customizes many composite products with BONTEX fiberboard, foam and nonwoven products, as well as bio-engineered products.

Bontex has completed implementation of the International Organization for Standardization quality assurance system ISO 9001 at both the United States and Belgium manufacturing facilities. Bontex SA was certified ISO 9001 during 1996, and Bontex USA during 1997. The impact of ISO 9001 on sales is anticipated to be minimal; however, management regards ISO 9001 qualification as important to maintaining a competitive edge in quality globally.

COMPETITION

As with most industries, the industry in which the Company operates is highly competitive. Participants in the industry compete through quality and price, including the ability to control costs, risk management, innovation, delivery and customer service. Presently, it is management’s opinion that the Company offers superior product quality and customer service in major markets globally. Globally, there is one other primary competitor, but regionally, there are more than twenty five cellulose insole manufacturers with which Bontex competes. In the United States, there is one other manufacturer of BONTEX type material. There are, however, other materials, such as nonwoven materials, which may be substituted for the same applications. The Company estimates that during fiscal year 2002, its products were in approximately 20 percent of non-rubber footwear manufactured in the United States using cellulose insoling. This estimate is based on Footwear Industries of America (FIA) data as to total sales.

There are manufacturers who purchase BONTEX type materials for coating, laminating, and converting into innersoles for footwear, visors for headwear, and dielectric sealing base in automotive door panels. There is more competition in these segments, and no comparative market statistics are available.

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In Europe, there are six major manufacturers of material similar to BONTEX. These competitors are located in Germany, Italy, Finland, Slovenia, and the former USSR. The Company estimates that it sells approximately 30 percent of the BONTEX type materials sold in the European Union. These estimates are based on SATRA Common Market statistics as to total sales, and other generally available industry information.

There are a number of manufacturers of elastomeric fiberboard materials in Asia; however, there are an estimated fourteen competitors operating in the Peoples Republic of China, which negatively impacts selling prices. There are duties, currency, employment and environmental regulations that adversely impact the Company’s sales position. For example, many Asian suppliers do not have to maintain as high environmental, employment regulations and salary requirements as Bontex in USA and employment in Belgium. There are also several nonwoven manufacturers globally that compete with Bontex cellulose products, and over the past several years, nonwoven materials have increased their market penetration, especially in the athletic categories.

As there are many customers globally who purchase BONTEX and convert it into innersoles and other application components, the actual total worldwide market penetration is difficult to estimate. However, Bontex has a strong market position globally as supported by Bontex supplying most of the world’s leading branded footwear.

TRADEMARKS

Bontex utilizes trademarks on nearly all of its products, and believes having such distinctive trademarks that are readily identifiable is an important factor in creating and maintaining a market for its goods and services. This further serves to identify the Company and distinguish its goods from goods of others. The Company considers its BONTEX trademark and other trademarks to be among its most valuable assets, and has registered its trademarks in over 70 countries. Bontex continues to vigorously protect its trademarks against infringement. The Company’s operations are not dependent to any significant extent upon any single or related group of patents, licenses or concessions.

PRODUCTION AND SALES

Refer to Note 3 of Notes to the Consolidated Financial Statements in the Company’s Annual Report wherein information is provided regarding foreign and domestic operations and export sales for the last three fiscal years. Such information is incorporated in Part II, Item 8 of this report by reference.

The Company’s sales are diversified with one of the largest customer bases in the industry we serve, as well as numerous geographic regions. Asia, where an estimated 70 percent of global shoe production occurs, is the largest market for Bontex products. The Company offers a wide range of elastomeric products for use in a variety of applications. However, the majority of the Company’s sales are to the footwear industry. The Company intends to continue its strategy of developing and broadening non-footwear sales.

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Credit terms offered by the Company to meet competition have been longer than terms normally available to the Company from its vendors. Some seasonality exists in that the second half of each fiscal year is usually more productive and consequently more profitable than the first half. This seasonality is largely because of customers’ buying cycles with scheduled vacations, shutdowns and holidays, which normally occur during the first half of each fiscal year. Substantially all export sales are denominated in US dollars, negotiated letters of credit and sight drafts, and are covered by foreign credit insurance. During 2002, one single customer accounted for 11.3 percent of the Company’s consolidated net sales, and during 2001 and 2000 no single customer represented more than 10 percent of the Company’s consolidated net sales of Bontex cellulose products.

Foreign operations, principally in Belgium and Italy, constituted a significant portion of the Company’s business. Production of BONTEX elastomeric fiberboard products was allocated between the United States and Belgium manufacturing facilities based on such factors as availability of capacity, production efficiencies, logistical considerations, and foreign currency exchange rates. The Company is currently operating at less than full capacity. During the past three fiscal years, approximately 40 percent of total production was manufactured in the United States. The backlog of firm orders in the United States at the end fiscal 2002 was about three weeks of production or approximately $750,000 in sales. The current backlog at Bontex USA is approximately six weeks or $2.5 million.

In Europe, the backlog at the end of fiscal year 2001 was about three weeks of production or approximately $950,000 in sales. The Company expects all the orders in the backlog will be manufactured and shipped during the next fiscal year.

The Company sells most of its products on a specification basis directly to brand name customers through its own sales force and commissioned sales representatives throughout the world. The Company also sells products through distributors and other intermediaries who may convert and resell these products to others. Prior to January 15, 2004, Bontex USA mainly services North and South America, as well as certain Asian markets. Over the past three years, Bontex USA’s export sales to markets outside of the United States have increased from approximately 50 to over 90 percent. This primarily reflects the decline of the domestic market and continued emphasis on overseas markets, and to a lesser degree, the consolidation of manufacturing at Bontex, Inc. in the United States.

Bontex USA maintains strategically located leased bonded warehouses in North America in Leon, Mexico; Cambridge, Ontario, Canada; Montreal, Quebec, Canada.

Bontex S.A. marketed its products through its own sales force, distributors and sales representatives in most countries in Europe, Central and Eastern Europe, Africa, the Middle East, as well as certain Asian markets. The Company’s former subsidiary, Bontex Italia SRL serviced the Italian market directly and through localized converters and commissioned representatives.

Over the past several years, sales of Bontex cellulose insole products, particularly to the athletic segment, have also declined because of the trend of increased usage of nonwoven insole materials, an alternative material and construction to cellulose board lasted construction. Nonwoven insole materials are used mainly in force last or strobel-stitch applications, whereas Bontex cellulose products are mainly used in cement or board lasted construction. The overall volume of nonwoven

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strobel constructed footwear has leveled off, and management believes board lasted footwear remains the predominant insole material and construction worldwide. As part of the Company’s sales initiatives, Bontex successfully markets a range of new nonwoven insole materials and linings, marketed under the Bontex trade name, Bon-Stitch, which are sourced from other manufacturers to further expand the Company’s product base.

The Company maintains six Bontex liaison offices in select Asian markets, a network of sales representatives in various countries where BONTEX is marketed, as well as leased bonded warehouses in Korea, Vietnam, Taiwan, and the Peoples Republic of China. For certain of its foreign markets, the Company uses individual distributors. One distributor represented approximately 25 percent of the Company’s net consolidated sales. The Company believes that it is well positioned to replace any of these distributors without materially impacting the Company’s marketing or financial operations. The Company has a well established sales subsidiary, Bontex Hong Kong Limited, in Hong Kong, for facilitating sales in Hong Kong and the PRC New Territories. In Vietnam, the Company has sales representative office to directly service and facilitate sales in the Vietnam market.

MATERIALS AND SUPPLIES

The Company purchases a broad range of raw materials sourced throughout the world in connection with its manufacturing activities. More than one supplier is available for all major raw materials. The manufacturing facility in the United States has an adequate supply of processing water from wells and river sources.

The Company attempts to minimize the effects of cyclical changes in raw material costs through purchase contracts, forward purchasing and the application of technologies to improve process efficiencies. Principal cost factors include the cost of raw materials, including pulp and latex, two primary raw materials for the Company’s products. During fiscal 2001, the Company entered into a number of purchase commitments for certain commodities, including pulp, latex and natural gas, for future manufacturing requirements in an effort to manage the effects of market price fluctuations and to secure adequate raw material supplies. If these purchase commitments for pulp and latex had been in effect during all of 2001, the Company would have had lower raw material prices. However, there is no guarantee that these purchase commitments will result in lower purchase prices for the Company. To the extent that these purchase commitments obligate the Company to purchase pulp or latex at higher than the prevailing market prices, they could result in higher costs. Please refer to Note 7 of the Notes to the Consolidated Financial statements in the Company’s Annual Report, wherein information is provided regarding purchase commitments. Management intends to continue to prudently utilize technology to manufacture high quality products while attempting to reduce costs in all areas of operations in an effort to maintain competitive selling prices. There can be no assurance, however, that increased raw material prices will not continue to have an adverse effect on the Company’s operations or competitive position in the future.

Bontex USA maintains a limited private fleet of tractors and trailers for long haul delivery of its products to customers throughout the United States and Canada and to east coast ports for export shipments, in addition to back-hauling of certain raw materials to reduce operating costs. The Company also participates in numerous equipment interchange agreements for containers with steamship lines to facilitate exports.

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REGULATORY AND ENVIRONMENTAL MATTERS

Environmental: As with other related manufacturers, the Company is subject to regulations by various federal, state, foreign and local agencies concerning compliance with environmental control statutes. These regulations impose limitations on the use of chemicals in manufacturing processes and discharge of effluent and emissions into the environment, and establish standards for solid and hazardous waste disposal, treatment, and storage, as well as require the Company to obtain and operate in compliance with the conditions of environmental permits. Except as described below, the Company believes that it is in substantial compliance with such existing domestic and foreign environmental statues and regulations. Failure to comply with applicable environmental control standards could result in interruption of operations or could require additional expenditures at these facilities.

In recent years, various agencies have increased their screening and testing the effects of chemicals or mixtures, including those that occur naturally. The Company’s product formulations, in some instances, may include compounds that are or will be subject to these tests. The Company continually devotes significant resources to improve product formulation for, among other things, comfort, health, cost, quality and other performance features.

The Company has made and intends to continue to make capital investments, operating expenditures, and production adjustments in connection with compliance with environmental laws and regulations. Because the Company is essentially comprised of two fiberboard plants, Bontex USA and Bontex S.A., water quality discharge remains the primary environmental concern. Both plants are operating new waste water treatment facilities, which, except as described below, the Company believes to be operating within compliance of applicable environmental requirements. Also, the actual costs of future environmental compliance may differ from projected costs due to, among other things, continued emergence of newer environmental laws and regulations and improving efficiencies in environmental control or process technology developments.

Bontex USA received a renewal of its 5-year wastewater discharge permit on April 2, 2001. The new permit required the Company to expand its wastewater treatment facility to increase the capacity of its equalization tank. The Company completed this expansion during December 2001. Prior to receiving the new permit, the Company had received a Notice of Violation (NOV) from the Virginia Department of Environmental Quality (DEQ). In general, the DEQ stated in the NOV that it had reason to believe that the Company’s plant in Buena Vista, Virginia, may be out of compliance with whole effluent toxic limits. In addition, the Company has received two other NOVs from the DEQ. The first NOV alleges that in June 2001, the Company’s plant in Buena Vista, Virginia discharged wastewater solids in violation of Virginia law and/or the Company’s wastewater discharge permit. The second NOV alleged, among other things, that the Company’s plant in Buena Vista, Virginia in November and December 2001, had experienced a series of unusual discharges and the Company had not provided the DEQ advanced notice for the use of ammonia in the treatment process. The Company submitted detailed information to the DEQ relating to the Notices of Violation. On October 11, 2002, the Company signed a Consent Special Order with the DEQ to resolve these issues and this

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was approved by the DEQ on January 10, 2003. The Company agreed to reimburse the DEQ $5,000 for its expenses in the above incidents. In addition, the DEQ has proposed a fine of $36,000 which will be suspended provided the Company satisfactorily completes certain steps, mostly having to do with increased testing and monitoring. Bontex expected to and has subsequently meet these requirements. Accordingly, no accrual has been made for the proposed fine.

Securities and Exchange Commission (“SEC”) Informal Investigation: On December 22, 2003, the Company met with the SEC as part of an informal investigation by the SEC to gather more information concerning, among other things, the resignation of KPMG LLP as the Company’s auditors on September 17, 2003, the fraud situation in Italy and the Company’s reporting requirements relating to the fraud situation. Management is cooperating with the SEC regarding its informal investigation and management believes the Company is substantially in compliance with the SEC requirements, except for the delays in filing the Form 10K for the fiscal 2002 annual report and the Form 10Qs for the three quarterly reports for fiscal 2003.

ITEM 2. PROPERTIES

For information about liens and security interests held by banks on the Company’s properties, see Note 4 of Notes to Consolidated Financial Statements contained in the Company’s Annual Report, incorporated in Part II, Item 8 of this Report by reference.

The properties of the Company consist primarily of plant and equipment to manufacture and distribute the Company’s products. The Company’s corporate headquarters, manufacturing and converting facility in Buena Vista, Virginia continues to be modernized, upgraded, and expanded. Prior to January 15, 2004, the Company maintained a manufacturing facility in Stembert, Belgium and prior to July 1, 2003, Bontex Italia SRL operated from a modern distribution facility with new converting equipment. During fiscal 2002, the Company spent approximately $635,000 to refurbish, upgrade and install equipment most of which was at Bontex S.A.

During fiscal 2001, the Company sold the Newark, New Jersey office and warehouse facility to the New Jersey Institute of Technology for $863,000. Included in other income is a gain of $803,000 from this sale, as the Company’s net book value was approximately $60,000.

The total cost of capital expenditures, including the capital expenditures planned for environmental regulations at Bontex USA as discussed in the previous section regarding regulations, is estimated not to exceed $100,000 for fiscal year 2003. The Company believes that cash generated from operations and credit facilities will be sufficient to meet these capital requirements.

The Company continues to manage the utilization of its assets in an effort to meet global growth objectives, marketplace forces, productivity and technology changes. The Company considers all its properties well maintained, and adequate for present and future requirements.

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ITEM 3. LEGAL PROCEEDINGS

BONTEX SRL

The Company identified certain questionable financial transactions and other irregularities at the Company’s Italian subsidiary, Bontex SRL, related to prior management, which was initially confirmed in part by a limited forensic audit report dated February 21, 2002. Additional forensic investigation has described other instances of fraudulent activities by the management of Bontex SRL. The fraudulent activities of the Italian managers of Bontex SRL has resulted in the subsidiary being placed in liquidation under the procedures of Italian law.

Total expenses incurred and not included in the preceding amounts related to professional fees, including legal, accounting and forensic investigation, total approximately $700,000 as of January 2004.

Bontex filed a proof of loss with its insurer, Gulf Insurance Company, containing among other things, evidence of fraud and dishonesty, and supplemented its proof of loss on September 30, 2002. On September 29, 2003, the Company filed a lawsuit against the Gulf Insurance Company in order to, protect and enforce the Company’s rights under the insurance policy. That action is currently pending in the United States District Court for the Western District of Virginia, and seeks $2,000,000 in damages representing the policy limits of the company’s insurance policy for employee dishonesty.

On May 28, 2004, Bontex filed suit against KPMG, LLP in the Circuit Court for the City of Buena Vista, Virginia seeking damages of at least $9,000,000 under theories of Professional Negligence, Breach of Contract, and Breach of Fiduciary Duty, arising out of the firm’s actions as accountants and auditors for Bontex, Inc. pertaining to the situation in Italy.

Consolidation of Manufacturing and Closure of European Operations

In July 2003, the Company began the orderly liquidation of the operations of Bontex SRL in Italy because of the substantial fraud losses. On January 15, 2004, the Company decided to close the manufacturing facility at Bontex SA in Belgium through liquidation proceedings. Originally, the Company had attempted to reorganize Bontex SA under Belgian bankruptcy protection. The Company was not able to secure financing in order to effect the restructuring business plan. The primary reason for the bankruptcy was the substantial fraud losses. Also contributing to the overall situation were recent operating losses and the declining market in Europe.

Management does not expect any material financial liability to the US company of Bontex, Inc. (defined specifically as US / North American entity and operations only, excluding the consolidation of European operations) from the liquidation of our European operations, however there can be no absolute assurance that there may not be unforeseen liabilities associated with this liquidation of our European operations. The Company will be required to write-off of our $1.9 million book value investment in our subsidiaries in Europe. The overall impact will include, but not be limited to, a large loss of sales and market share on a worldwide basis. Revenues of the U. S. based operating unit will improve due to the consolidation of operations.

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Tax Issues in Belgium and Italy

During fiscal year 2000, the Ministere Des Finances, the Belgian tax authority, completed an examination of the tax returns of Bontex S.A., the Company’s Belgian subsidiary, for 1997, 1998 and 1999 and extended the tax examination to 1995 and 1996 based on certain items. Bontex S.A. received notices of proposed tax adjustments to these tax returns. The proposed tax adjustments arise from items which are considered disallowed expenses by tax authorities, including commissions paid to certain distributors and customers, certain travel expenses and various smaller items including allowances for doubtful receivables and certain insurance premiums. The proposed tax adjustments by the Belgian authorities approximated $820,000. The Company believed, based in part on written opinion of external counsel, it had meritorious legal defenses to many of the claims. The Company’s best estimate of the most likely amount payable for the foregoing tax matters was $239,000, (or 250,000 Euros, the local reporting currency for Bontex SA) and accordingly, a provision for this amount was accrued at June 30, 2000.

In January 2002, the Company’s Belgian subsidiary settled its tax dispute with the Belgian tax authority for a total amount of approximately $397,000 or 447,000 Euros. The additional $158,000 or 197,000 Euros not previously accrued was recorded in the year ended June 30, 2002.

During 2003, the Italian government enacted a law allowing for tax amnesty. This law basically allows companies to pay a statutory estimated tax in exchange for amnesty for prior open years. Bontex, Inc. fiscal advisors in Italy have advised the Company take advantage of this opportunity. The estimated cost of approximately $138,000 was accrued at June 30, 2002 and related to fraud situation at the Company’s Italian operation.

Environmental

Bontex USA received a renewal of its 5-year wastewater discharge permit on April 2, 2001. The new permit required the Company to expand its wastewater treatment facility to increase the capacity of its equalization tank. The Company completed this expansion during December 2001. Prior to receiving the new permit, the Company had received a Notice of Violation (NOV) from the Virginia Department of Environmental Quality (DEQ). In general, the DEQ stated in the NOV that it had reason to believe that the Company’s plant in Buena Vista, Virginia, may be out of compliance with whole effluent toxic limits. In addition, the Company has received two other NOVs from the DEQ. The first NOV alleges that in June 2001, the Company’s plant in Buena Vista, Virginia discharged wastewater solids in violation of Virginia law and/or the Company’s wastewater discharge permit. The second NOV alleged, among other things, that the Company’s plant in Buena Vista, Virginia in November and December 2001, had experienced a series of unusual discharges and the Company had not provided the DEQ advanced notice for the use of ammonia in the treatment process. The Company submitted detailed information to the DEQ relating to the Notices of Violation. On October 11, 2002, the Company signed a Consent Special Order with the DEQ to resolve these issues and this was approved by the DEQ on January 10, 2003. The Company agreed to reimburse the DEQ $5,000 for its expenses in the above incidents. In addition, the DEQ has proposed a fine of $36,000 which will be suspended provided the Company satisfactorily completes certain steps, mostly having to do with increased testing and monitoring. Bontex has successfully meet these requirements. Accordingly, no accrual has been made for the proposed fine.

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In the normal course of business, the Company is subject to proceedings, lawsuits and other claims that are subject to many uncertainties, for which their outcomes are not predictable with assurance. There are no legal proceedings, lawsuits or other claims pending, other than those described above, against or involving the Company that, in the opinion of management, will have a material adverse impact upon the financial condition of the Company.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

No matters were submitted to a vote of security holders during the fourth quarter of the fiscal year covered by this report.

PART II

ITEM 5. MARKET FOR THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The information set forth under the caption “Common Stock and Dividend Data” on page 5 of the Company’s Annual Report is incorporated herein by reference.

The Company’s common stock is listed on the “Pink Sheets” under the symbol BOTX.PK.

ITEM 6. SELECTED FINANCIAL DATA UNAUDITED

The five year unaudited data for the fiscal years 2002, 2001, 2000, 1999, and 1998 are included in the “Summary of Selected Year Data” on page 5 of the Company’s Annual Report and is incorporated herein by reference.

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

“Management’s Discussion and Analysis” on pages 6 through 15 of the Company’s Annual Report is incorporated herein by reference.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

Quantitative and qualitative disclosures about market risk in “Market Risk and Sensitivity” on pages 11 and 12 of the Company’s Annual Report is incorporated herein by reference.

ITEM 8. UNAUDITED FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The following unaudited consolidated financial statements of the Registrant included on pages 16 through 32 of the Annual Report is incorporated herein by reference.

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1. Unaudited Consolidated Statements of Income (Loss) and Comprehensive Income (Loss) for the Years Ended June 30, 2002, 2001 and 2000.

2. Unaudited Consolidated Statements of Changes in Stockholders’ Equity for the Years Ended June 30, 2002, 2001, and 2000.

3. Unaudited Consolidated Balance Sheets as of June 30, 2002 and 2001.

4. Unaudited Consolidated Statements of Cash Flows for the Years Ended June 30, 2002, 2001, and 2000.

5. Notes to Unaudited Consolidated Financial Statements

6. NO Independent Auditors’ Report (Management’s Report on Financial Statements without Independent Auditors’ Report)

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

As reported in prior filings, there have been changes in independent auditors and disagreements with independent auditors. On September 17, 2003, KPMG LLP (“KPMG”) resigned as the outside independent auditor for the Company. On May 28, 2004, Bontex filed suit against KPMG, LLP in the Circuit Court for the City of Buena Vista, Virginia seeking $9,000,000 in damages under theories of Professional Negligence, Breach of Contract, and Breach of Fiduciary Duty, arising out of the firm’s actions as accountants and auditors for Bontex, Inc. pertaining to the situation in Italy.

The last auditor’s report from KPMG for the Company expressed an unqualified opinion for the fiscal year ended June 30, 2000 and 2001. As previously disclosed, the Company has not been able to complete the June 30, 2002 financial statements with the auditors’ report, and consequently, KPMG has not provided an auditors’ report for fiscal 2002. Furthermore, as disclosed in the Form 12b-25 filed on October 6, 2003, management believes that the prior year financial statements will have to be restated due to the fraud situation in Italy.

There were no disagreements with KPMG during the prior two most recent fiscal years and subsequent interim periods leading up to the resignation by KPMG concerning accounting principals or practices, financial statement disclosures, or audit scope or procedures, except as to matters relating to the fraud and dishonest activities in Italy.

Item 9A. CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures

Based on their evaluation of the Company’s disclosure controls and procedures (as defined in Rules 13a-15(c) and 15d-15(e) under the Securities Exchange Act of 1934) as of a date within 90 days of the filing date of this Annual Report on Form 8-K, the company’s chief executive officer and chief

16

accounting officer/corporate controller have concluded that the Company’s disclosure controls and procedures are designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is made known to the Company’s chief executive officer and chief accounting officer/corporate controller by others within those entities, particularly during the period in which this report was being prepared and is effective, in that they provide reasonable assurance that such information is recorded, processed, summarized and reported within the time periods specified in forms and rules promulgated by the SEC, and that such disclosure controls and procedures are operating in an effective manner, except for that relating to the previously identified fraud issues at the Company’s former subsidiary in Italy.

Changes in Internal Controls

As previously disclosed, management identified certain fraudulent activities at the Company’s former subsidiary in Italy. In connection with the fraud investigation, material weaknesses had been identified in the Company’s internal controls. This subsidiary has since been liquidated.

PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT EXECUTIVES OF THE REGISTRANT:

The names, ages and positions of the executives of the Company as of September 26, 2002 are listed below with their business experience with the Company for the past five years. Executive officers are appointed annually by the Board of Directors at the annual meeting of stockholders. There is no agreement or understanding between any executive and any other pursuant to which the executive was selected. Mr. Jeffrey C. Kostelni and Mr. Charles W. J. Kostelni are the sons of Mr. James C. Kostelni.

NAME AND AGE	POSITION AND BUSINESS EXPERIENCE FOR PAST FIVE YEARS
James C. Kostelni, 67	Chairman of the Board, President, and Chief Executive Officer (since 1994), Chief Operating Officer (since 1971) of the Company. Mr. Kostelni has a Bachelor of Science Degree in Business Administration. Director.

Larry E. Morris, 56	Technical Sales Director (since 1998) of the Company; prior thereto, Technical Director (1983 - 1998), Sales Director (1993-1998).

Michael J. Breton, 62	Corporate Director of International Operations of the Company (since 1993), and General Manager of Bontex S.A., a subsidiary of the Company (since 1987). Mr. Breton has a Bachelor of Science Degree in Paper Technology.

17

Jeffrey C. Kostelni, 36	Senior Vice President (since 1999); Chief Financial Officer and Treasurer (since 1994) of the Company; General Sales Manager of Bontex S.A., a subsidiary of the Company in Belgium (1995-1999). Mr. Kostelni has a Bachelor of Science Degree in Accountancy and is a Certified Public Accountant. Director.

Charles W. J. Kostelni, 38	Senior Vice President (since 1999), General Manager (U.S. operations only) (since 1998), Corporate Secretary (since 1997), Corporate Controller (since 1996) of the Company and General Sales Manager of Bontex S.A., a subsidiary of the Company in Belgium (since 1999). Prior thereto, Assistant Controller (1994-1996) of the Company and Assistant Vice President, Union Bank of Switzerland, New York (1991-1995). Mr. Kostelni has a Bachelor of Science Degree in Accountancy and is a Certified Public Accountant. Director.

Hadelin Mothet, 58	Financial Director and Assistant General Manager (since 1985) of Bontex S.A. Mr. Mothet has a Bachelor Degree in Accountancy. Director.

The directors of the Company are listed below:

NOMINEES

CLASS C DIRECTORS

(Serving Until 2005 Annual Meeting)

Name and Age	Year in Which First Elected as Director	Principal Occupation
William J. Binnie Age 77	1977	Retired engineering consultant since 1996; prior thereto, President, W.J. Binnie & Associates, Whispering Pines, North Carolina. Mr. Binnie has a Bachelor of Science Degree in Civil Engineering.

18

Charles W. J. Kostelni Age 38	1998	Senior Vice President (since 1999), General Manager (U.S. Operations only) (since 1998), Corporate Secretary (since 1997), Corporate Controller (since 1996) of the Company and General Sales Manager of Bontex, S.A., a subsidiary of the Company in Belgium (since 1999). Prior thereto, Assistant Controller (1994-1996) of the Company. Mr. Kostelni has a Bachelor of Science Degree in Accountancy and is a Certified Public Accountant.

Frank B. Mayorshi Age 66	1993	Private investor since 1991; prior thereto Partner, KPMG LLP, Roanoke, Virginia. Mr. Mayorshi has a Bachelor of Science Degree in Business Administration

DIRECTORS CONTINUING IN OFFICE

CLASS A DIRECTORS

(Serving Until 2003 Annual Meeting)

Name and Age	Year in Which First Elected as Director	Principal Occupation
James C. Kostelni Age 67	1965	Chairman of the Board, President, and Chief Executive Officer of the Company (since 1994), President and Chief Operating Officer (since 1971). Mr. Kostelni has a Bachelor of Science Degree in Business Administration.

Robert J. Weeks Age 68	1983	Private investor since 1993; prior thereto, Vice-President, Dun & Bradstreet Corp. Bethlehem, Pennsylvania. Mr. Weeks has a Bachelor of Science Degree in Business Administration.

Hadelin Mothet Age 58	2000	Financial Director and Assistant General Manager (since 1985) of Bontex, S.A. Mr. Mothet has a Bachelor of Science Degree in Accountancy.

William B. D’Surney Age 73	1995	Private investor since 1994; prior thereto, Senior Vice-President, Alexander & Alexander, Richmond, Virginia. Mr. D’Surney has a Bachelor of Science Degree in Business Administration.

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CLASS B DIRECTORS

(Serving Until 2004 Annual Meeting)

Name and Age	Year in Which First Elected as Director	Principal Occupation
Jeffrey C. Kostelni Age 36	1995	Senior Vice President (since 1999), Chief Financial Officer and Treasurer (since 1994) of the Company and General Sales Manager of Bontex S.A., a subsidiary of the Company in Belgium (1995-1999). Mr. Kostelni has a Bachelor of Science Degree in Accountancy and is a Certified Public Accountant.

Joseph F. Raffetto Age 93	1984	Private investor since 1994; prior thereto, physician

No director or nominee is a director of any other company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934. Mr. Charles W. J. Kostelni and Mr. Jeffrey C. Kostelni are the sons of Mr. James C. Kostelni.

The information with respect to compliance with Section 16(a) of the Exchange Act is set forth below:

STOCK HOLDINGS OF CERTAIN OWNERS AND MANAGEMENT

The following table sets forth as of September 19, 2002, certain information regarding the only known beneficial holders of more than five percent of the outstanding common stock of the Company and the beneficial ownership of the common stock of the Company by each director and nominee, by each named executive officer and by all directors and executive officers as a group. Where the persons listed have the right to acquire additional shares of the Company’s common stock through the exercise of options within 60 days, such additional shares are deemed to be outstanding shares owned by such persons, but are not deemed to be outstanding for the purpose of computing the percentage ownership interests of any other person. Unless otherwise noted in the footnotes to the table, the named persons have sole voting and investment power with respect to all outstanding shares of common stock shown as beneficially owned by them.

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Name of Beneficial Owner	Shares Beneficially Owned		Percent of Class
First Union National Bank	843,082	(1)	50.04
303 Broad Street
Red Bank, New Jersey 07701

Mrs. Dolores Kostelni	696,207	(2)	41.32
Route 4, Box 251
Turtle Brooke Lane
Lexington, Virginia 24450

Mrs. Patricia S. Tischio	675,607	(3)(9)	40.10
901 Foxboro Drive
Norwalk, Connecticut 06851

Estate of Marie G. Surmonte	675,507	(4)	40.09
c/o First Union National Bank
303 Broad Street
Red Bank, New Jersey 07701

Hugo N. Surmonte Residuary Trust	95,400	(5)	5.66
c/o First Union National
Bank 303 Broad Street
Red Bank, New Jersey 07701

William J. Binnie	4,584	(6)	*
Bontex, Inc.
One Bontex Drive
Buena Vista, Virginia 24416-1500

Michael J. Breton	1,900		*
Bontex, S.A.
Rue Slar
4801 Stembert, Belgium

William B. D’Surney	1,050		*
Bontex, Inc.
One Bontex Drive
Buena Vista, Virginia 24416-1500

Charles W. J. Kostelni	33,149	(10)	1.98
Bontex, Inc.
One Bontex Drive
Buena Vista, Virginia 24416-1500

James C. Kostelni	140,160	(7)(9)	8.32
Bontex, Inc.
One Bontex Drive
Buena Vista, Virginia 24416-1500

Jeffrey C. Kostelni	43,841	(8)	2.60
Bontex, Inc.
One Bontex Drive
Buena Vista, Virginia 24416-1500

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Frank B. Mayorshi	600		*
Bontex, Inc.
One Bontex Drive
Buena Vista, Virginia 24416-1500

Larry E. Morris	9,070	(11)	*
Bontex, Inc.
One Bontex Drive
Buena Vista, Virginia 24416-1500

Joseph F. Raffetto	5,582		*
Bontex, Inc.
One Bontex Drive
Buena Vista, Virginia 24416-1500

Robert J. Weeks	10,121		*
Bontex, Inc.
One Bontex Drive
Buena Vista, Virginia 24416-1500

All Directors and Executive Officers as a Group (12 persons)	925,764		54.95

(1)	Includes 95,400 shares held as co-trustee for the Hugo N. Surmonte Residuary Trust, 72,175 shares held as trustee of the Hugo N. Surmonte Marital Trust, and 675,507 shares held as a co-executor of the Estate of Marie G. Surmonte. The Bank has shared voting and dispositive power with respect to these shares.
(2)	Includes 20,700 shares owned by Mrs. Kostelni with sole voting and dispositive power and an aggregate of 675,507 shares of which Mrs. Kostelni has shared voting and dispositive power as a co-executor of the Estate of Marie G. Surmonte. Excludes 57,590 shares owned by Mrs. Kostelni’s spouse, Mr. James C. Kostelni, and 2,653 shares owned by Mrs. Kostelni’s adult son, James H. Kostelni.
(3)	Includes 100 shares owned by Mrs. Tischio with sole voting and dispositive power, an aggregate of 675,507 shares of which Mrs. Tischio has shared voting and dispositive power as a co-executor of the Estate of Marie G. Surmonte, and excludes 2,750 shares owned by Mrs. Tischio’s adult daughter, as to which Mrs. Tischio disclaims beneficial ownership.
(4)	Dolores Kostelni, Patricia S. Tischio and First Union National Bank are co-executors of the Estate and have shared voting and dispositive power with respect to these shares.
(5)	Dolores Kostelni and Patricia S. Tischio are beneficiaries of the Trust. Mrs. Kostelni and Mrs. Tischio and the Bank have shared voting and dispositive power with respect to these shares.
(6)	Includes 726 shares held by Mr. Binnie’s spouse as Trustee for their sons.
(7)	Includes 20,700 shares owned by Mr. James C. Kostelni’s spouse, Dolores Kostelni. Does not include 2,653 owned by Mr. James C. Kostelni’s adult son, James H. Kostelni, as to which Mr. James C. Kostelni disclaims beneficial ownership, and 675,507 shares held in the Estate of Marie G. Surmonte, of which Mr. James C. Kostelni’s spouse, Dolores Kostelni, is a co-executor with shared voting and dispositive power. Includes 57,220 shares that are unissued, but are subject to stock options.
(8)	Includes 1,000 shares owned by Mr. Jeffrey C. Kostelni’s spouse. Includes 22,015 shares that are unissued, but are subject to stock options.
(9)	Mr. James C. Kostelni’s spouse, Dolores Kostelni, and Mrs. Patricia S. Tischio are co-executors and share voting and dispositive power with First Union National Bank of 675,507 shares held by the Estate of Mrs. Marie G. Surmonte.
(10)	Includes 22,015 shares that are unissued, but are subject to stock options.
(11)	Includes 5,070 shares that are unissued, but are subject to stock options.
*	Represents less than 1% of the outstanding shares of Company common stock.

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ITEM 11. EXECUTIVE COMPENSATION

The following table sets forth information regarding the individual compensation earned by the Chief Executive Officer and the three other most highly compensated executives for services in all capacities to the Company and its subsidiaries for the fiscal years ended June 30, 2002, 2001 and 2000.

Name and Principal Position	Year	Annual Compensation			Long-Term Compensation Awards Securities Underlying Options (#)	All Other Compensation ($)(3)
		Salary ($)	Bonus ($)(1)	Other Annual Compensation ($)(2)
James C. Kostelni Chairman of the Board of Directors, President and Chief Executive Officer	2002 2001 2000	178,563 250,000 250,000	— — —	137,349 146,461 110,876	— — 24,250	84,507 84,507 7,962

Michael J. Breton Corporate Director of International Operations, Bontex, S.A.	2002 2001 2000	81,321 80,895 125,518	— —	11,230 14,087 14,910	— — —	67,733 64,797 33,559

Richard Simpson Director of Sales for Asia/Pacific	2002 2001 2000	87,500 92,000 92,000	— — —	— — —	— — —	91,672 127,756 69,175

Matthew Thwaites	2002 2001 2000	83,333 — —	— — —	— —	— — —	33,175 — —

(1)	The last performance-based bonuses awarded by the Compensation Committee and paid were in 1998 for 1997 performance.
(2)	Except as otherwise indicated in the table, the named executives did not receive perquisites or other personal benefits in excess of the lesser of $50,000 or 10% of the total of his salary and bonus reported in the table. Amounts disclosed in this column for Mr. James Kostelni during 2001, 2000 and 1999 include $130,086 paid by the Company for certain life insurance policies for which the Company is the beneficiary. All other amounts represent automobile allowances, certain life insurance premiums or long-term disability insurance premium payments.
(3)	Amounts disclosed in this column for 2002 include: (i) payment by the Company’s defined benefit plan to Mr. James Kostelni in the amount of $84,507; (ii) Company contributions on behalf of the named executive officers under the Bontex Inc. Retirement Plan as follows: Mr. James Kostelni $0, Mr. Breton $0, Mr. Richard Simpson $0, and Mr. Thwaites $0; (iii) Bontex S.A.’s contribution under the Bontex, S.A. Pension and Insurance Plans on behalf of Mr. Breton, $67,733 in 2002, $64,797 in 2001 and $33,559 in 2000. (The increase in Mr. Breton’s pension costs over prior years is due to a change in the pension plan policy based on Mr. Breton’s age. The change is a one time adjustment and is being offset by a permanent salary reduction implemented in the fourth quarter of fiscal year 1999, of which the full effect will be seen in subsequent years); (iv) Company contributions on behalf of the named executive officers under the Bontex, Inc. Executive Benefit Deferred Compensation Agreement as follows: Mr. James Kostelni $0, Mr. Breton $0, and Mr. Thwaites $0; and (v) payments by the Company relating to Messrs. Simpson’s and Thwaites’ expatiate agreement during overseas assignment for, among other things, living allowance and school costs for Mr. Simpson’s children.

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ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The information pertaining to stockholders beneficially owning more than five percent of the Registrant’s common stock and the security ownership of management, which is set forth under the caption “Stockholdings of Certain Owners and Management” in Item 10 above on pages 17 through 19, is incorporated herein by reference.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The information set forth below summarizes certain relationships and related transactions:

On February 16, 1999, the Company entered into a five-year contract with Maxcomm, Inc. (“Maxcomm”), a Virginia corporation, wholly owned by Mr. J. H. Kostelni, the son of Mr. James C. Kostelni, the President, CEO and a director of the Company. Pursuant to the contract, Maxcomm will continue to develop a marketing relationship with certain identified target companies for the purpose of developing and refining products for global distribution by Bontex in the footwear, luggage and allied industries. In consideration, Bontex will pay Maxcomm a monthly commission calculated based on 6% of all collected net sales made by Bontex with respect to the distribution of products to the identified target companies. Mr. J.H. Kostelni has waived the 6% commission, and consequently, no commissions have been paid. Bontex additionally agreed to reimburse Maxcomm $75,400 for the costs and expenses it incurred in its ongoing marketing efforts on Bontex’s behalf.

On April 30, 2000, the Company entered into an employment agreement (the “Agreement”) with Patricia Surmonte Tischio, a principal stockholder and a former director of the Company who resigned on July 23, 2001. Pursuant to the Agreement, the Company will pay Ms. Tischio as a part-time employee $2,750 per month during the period February 1, 2000 through August 31, 2000 and $1,750 per month during the period September 1, 2000 through October 31, 2004. The Agreement states that Ms. Tischio will work no more than 15 hours per week. Under the Agreement, the Company also delivered title to a 1992 Ford Taurus to Ms. Tischio and provides her with term life insurance coverage in a decreasing amount equal to her remaining employment payments due under the Agreement. The Agreement is also a complete settlement and release of all claims by Ms. Tischio against Bontex through the date of the Agreement. The Agreement provides that until November 1, 2004, Ms. Tischio may not work for a competitor of Bontex.

PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K UNAUDITED

(a) List of documents filed as part of this report:

1. Unaudited Financial Statements: All financial statements of the Registrant as set forth under Item 8 of this Report on Form 8-K.

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2. Unaudited Financial statement schedules and the location in this Form 8-K are as follows:

UNAUDTED SCHEDULE NUMBER	DESCRIPTION	PAGE
(d) II	Unaudited Valuation and Qualifying Accounts for the years ended June 30, 2001, 2000 and 1999	28

All other schedules are omitted, as the required information is inapplicable, or the information is presented in the consolidated financial statements or related notes. No Auditors’ Report on Schedules is provided as previously discussed, these are unaudited financials statements.

3. Exhibits to this Form 8-K are as follows:

EXHIBIT NUMBER	DESCRIPTION
3 (i)	Amended and Restated Articles of Incorporation of the Company, as amended (incorporated herein by reference to Exhibit No. (iii) of Form 10-Q for the fiscal quarter ended December 31, 1996)

3 (ii)	Amended and Restated Bylaws of Bontex, Inc. (incorporated herein by reference to Exhibit No. 3(i) of Form 10-Q for quarter ended March 31, 1998)

10 (i)	*Executive Compensation Agreement dated January 22, 1997, between Bontex, Inc. and James C. Kostelni (incorporated herein by reference to Exhibit 10(i) of Form 10-Q for quarter ended March 31, 1997)

10 (ii)	*Life Insurance Agreement between Georgia Bonded Fibers Inc. and James C. Kostelni incorporated herein by reference to Exhibit 10.4 of Form 10-Q for quarter ended December 31, 1993)

10 (iii)	*Bontex S.A. Pension Plan (incorporated herein by reference to Exhibit No. 10(iv) of Form 10-K for the fiscal year ended June 30, 1994)

10 (iv)	*Georgia Bonded Fibers, Inc. Annual Incentive Plan (incorporated herein by reference to Exhibit No. 10(v) of Form 10-K for the fiscal year ended June 30, 1994)

10 (v)	*Supplemental Executive Compensation Agreement dated May 26, 1994, between Georgia Bonded Fibers, Inc. and James C. Kostelni (incorporated herein by reference to Exhibit No. of Form 10-K for the fiscal year ended June 30, 1994)

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10	(vi)	Special Consent Order between the Company and the State Water Control Board dated July 22, 1994 (incorporated herein by reference to Exhibit No. 10(vii) of Form 10-K for the fiscal year ended June 30, 1994)

10	(vii)	Amended Consent Order between the Company and the Commonwealth of Virginia, Department of Environmental Quality dated January 10, 1997. (incorporated herein by reference to Exhibit No. 10(iv) of Form 10-Q for the quarter ended December 31, 1996)

10	(viii)	Related party Marketing Agreement between Bontex, Inc. and Maxcomm, Inc. dated February 16, 1999

10	(ix)	*Bontex, Inc. Key Employee Stock Option Plan dated October 29, 1999 (incorporated herein by reference to Exhibit 4(c) of the Form S-8 filed on February 28, 2000).

10	(x)	*Amendment to Executive Compensation Agreement between Jeffrey C. Kostelni and Bontex, Inc. dated January 27, 2000.

10	(xi)	*Amendment to Executive Compensation Agreement between Charles W.J. Kostelni and Bontex, Inc. dated January 27, 2000.

10	(xii)	*Part-Time Employment Agreement, Settlement Agreement, General Release and Non-Disclosure Agreement between Patricia S. Tischio and Bontex, Inc. dated April 30, 2000.

10	(xiii)	**Pulp Supply Agreement No. 1 dated March 31, 2001.

10	(xiv)	**Pulp Supply Agreement No. 2 dated March 31, 2001.

10	(xv)	**Pulp Supply Agreement No. 3 dated March 31, 2001.

10	(xvi)	Second Amendment to Loan and Security Agreement, dated September 12, 2001, by and between Congress Financial Corporation and Bontex, Inc.

13		2002 Annual Report to Stockholders (such report, except to the extent incorporated herein by reference, is being furnished for the information of the Commission only and is not to be deemed filed as part of this Report on Form 8-K)

21		Subsidiaries of the Company

*	Management contract or compensatory plan or agreement required to be filed as an Exhibit to this Form 8-K pursuant to Item 14 (c).
**	Portions of this Exhibit have been omitted pursuant to a request for confidential treatment and filed separately with the SEC.

26

(b)	Reports on Form 8-K: Form 8-K dated July 23, 2001 reporting under Item 5 thereof the resignation of Ms. Patricia Tischio.
(c)	Exhibits - The response to this section of Item 14 is submitted as a separate section of this report.
(d)	Financial statement schedules required by Regulation S-X are submitted as a separate section of this report.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized on this 26th day of September, 2001.

BONTEX, INC.

by	/s/ James C. Kostelni
Chairman of the Board

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SCHEDULE II VALUATION AND QUALIFYING ACCOUNTS

BONTEX, INC. AND SUBSIDIARIES

Description	Balance at Beginning of Period	Charges to Costs and Expenses	Charged to Other Accounts*	Deductions **	Balance at End of Period
YEAR ENDED JUNE 30, 2002 Reserves and allowances deducted from asset accounts: Allowances for doubtful accounts	$484,000	$(394,000)	$89,000	$14,000	$981,000
YEAR ENDED JUNE 30, 2001 Reserves and allowances deducted from asset accounts: Allowances for doubtful accounts	$340,000	$140,000	$(8,000)	$12,000	$484,000
YEAR ENDED JUNE 30, 2000 Reserves and allowances deducted from asset accounts: Allowances for doubtful accounts	$128,000	$(310,000)	$(15,000)	$35,000	$340,000

*	Foreign currency translation (loss)
**	Uncollectable accounts written off, net of recoveries.

28

Exhibit Index

3	(i)	Amended and Restated Articles of Incorporation of the Company, as amended (incorporated herein by reference to Exhibit No. (iii) of Form 10-Q for the fiscal quarter ended December 31, 1996)

3	(ii)	Amended and Restated Bylaws of Bontex, Inc. (incorporated herein by reference to Exhibit No. 3(i) of Form 10-Q for quarter ended March 31, 1998)

10	(i)	*Executive Compensation Agreement dated January 22, 1997, between Bontex, Inc. and James C. Kostelni (incorporated herein by reference to Exhibit 10(i) of Form 10-Q for quarter ended March 31, 1997)

10	(ii)	*Life Insurance Agreement between Georgia Bonded Fibers Inc. and James C. Kostelni incorporated herein by reference to Exhibit 10.4 of Form 10-Q for quarter ended December 31, 1993)

10	(iii)	*Bontex S.A. Pension Plan (incorporated herein by reference to Exhibit No. 10(iv) of Form 10-K for the fiscal year ended June 30, 1994)

10	(iv)	*Georgia Bonded Fibers, Inc. Annual Incentive Plan (incorporated herein by reference to Exhibit No. 10(v) of Form 10-K for the fiscal year ended June 30, 1994)

10	(v)	*Supplemental Executive Compensation Agreement dated May 26, 1994, between Georgia Bonded Fibers, Inc. and James C. Kostelni (incorporated herein by reference to Exhibit No. of Form 10-K for the fiscal year ended June 30, 1994)

10	(vi)	Special Consent Order between the Company and the State Water Control Board dated July 22, 1994 (incorporated herein by reference to Exhibit No. 10(vii) of Form 10-K for the fiscal year ended June 30, 1994)

10	(vii)	Amended Consent Order between the Company and the Commonwealth of Virginia, Department of Environmental Quality dated January 10, 1997. (incorporated herein by reference to Exhibit No. 10(iv) of Form 10-Q for the quarter ended December 31, 1996)

10	(viii)	Related party Marketing Agreement between Bontex, Inc. and Maxcomm, Inc. dated February 16, 1999

10	(ix)	*Bontex, Inc. Key Employee Stock Option Plan dated October 29, 1999 (incorporated herein by reference to Exhibit 4(c) of the Form S-8 filed on February 28, 2000).

10	(x)	*Amendment to Executive Compensation Agreement between Jeffrey C. Kostelni and Bontex, Inc. dated January 27, 2000.

10	(xi)	*Amendment to Executive Compensation Agreement between Charles W.J. Kostelni and Bontex, Inc. dated January 27, 2000.

29

10	(xii)	*Part-Time Employment Agreement, Settlement Agreement, General Release and Non-Disclosure Agreement between Patricia S. Tischio and Bontex, Inc. dated April 30, 2000.

10	(xiii)	**Pulp Supply Agreement No. 1 dated March 31, 2001.

10	(xiv)	**Pulp Supply Agreement No. 2 dated March 31, 2001.

10	(xv)	**Pulp Supply Agreement No. 3 dated March 31, 2001.

10	(xvi)	Second Amendment to Loan and Security Agreement, dated September 12, 2001, by and between Congress Financial Corporation and Bontex, Inc.

13

2002 Annual Report to Stockholders (such report, except to the extent incorporated herein by reference, is being furnished for the information of the Commission only and is not to be deemed filed as part of this Report on Form 8-K)

21		Subsidiaries of the Company

*	Management contract or compensatory plan or agreement required to be filed as an Exhibit to this Form 8-K pursuant to Item 14 (c).
**	Portions of this Exhibit have been omitted pursuant to a request for confidential treatment and filed separately with the SEC.

30

[FRONT COVER]

[Bontex logo] BONTEX [R]

[2002 Annual Report (Unaudited and Restated)]

CONTENTS

[Bontex Symbol] BONTEX [R]

Consolidated 2002 Annual Report (Unaudited)

“With over 55 years of experience, Bontex is a global leader in the core industries we serve. Most of the major branded footwear in the world use Bontex, and during

2002, Bontex continued to develop and introduce more new and advanced products.”

2	Mission Statement, Corporate and Product Profile

3	Message to Shareholders

5	Financial Highlights (Unaudited and Restated)

6	Management’s Discussion and Analysis

15	Consolidated Financial Statements and Notes (Unaudited and Restated)

33	Management’s Report on Financial Statements without Independent Auditors’ Report

CORPORATE HIGHLIGHTS

1946	Bontex was originally established as a leather processing operation in Newark, New Jersey.

1954	Bontex elastomeric wet web cellulose materials were first produced in Buena Vista, Virginia.

1959	Bontex goes public with stock issuance and eventual listing on NASDAQ stock market.

1969	Bontex begins Bontex SA investment in Belgium, then and today, one of the world’s largest and highest capacity factories manufacturing elastomeric wet web fiberboard products.

1986	Bontex establishes a base of operations in Italy, as Bontex Italia begins sales, marketing, and converting operations.

1995	Bontex sales exceed $50 million. Bontex establishes Bontex de Mexico to expand export sales.

1996	The Company restructures and officially operates globally as Bontex, Inc., formerly Georgia Bonded Fibers, Inc.

1997	Bontex export sales from USA exceed $10 million. Bontex establishes Bontex Hong Kong to further expand export sales. Bontex enters into key strategic partnerships to market a range of nonwoven materials. Bontex becomes the first global manufacturer in our industry to be ISO 9001 certified, SATRA accredited laboratory certified and SATRA Quality Mark approval for primary products.

1999-Present	Long-term transition as Bontex begins repositioning to a multi-dimensional company. Bontex introduced a broader range of materials, including Bontex 90G Insole Seat-board, economical insole products, Bon-Stitch linings, and Bon-Stitch next generation nonwoven insoles. Bontex embarks on an advanced material system for footwear and non-footwear applications. Guangzhou China and Vietnam offices established to strengthen global service network

MISSION STATEMENT

Our Mission is to be the global leader in the markets we serve by providing customers with world class quality products and service.

CORPORATE PROFILE

Bontex, Inc. was originally founded in June 1946 under the laws of the State of New Jersey as a leather processing operation. Today Bontex, Inc. (“Bontex” or the “Company”) is a leading worldwide manufacturer and distributor of uncoated and coated elastomeric wet web impregnated fiberboard products, generally described by the trademark BONTEX®. BONTEX® is primarily used as an insole material in footwear, as well as visor-board in headwear, dielectric sealing base in automotive door panels, backing substrate, stiffener and laminating base in luggage, leather goods, and allied products. All BONTEX® fiberboard products are designed to be “environmentally-friendly,” meaning Bontex uses recycled and primary cellulose fibers originally derived from trees, a renewable resource.

The Company maintains global headquarters, manufacturing and converting facilities at Bontex USA, One Bontex Drive, Buena Vista, Virginia; (Prior to January 2004, European headquarters and manufacturing at Bontex S.A., Stembert, Belgium and prior to July 2003, a distribution operation at Bontex Italia, Villafranca, Verona, Italy); and marketing organizations at Bontex de Mexico, S.A. de C.V., in Leon, Mexico, Bontex Vietnam, in Hochiminh City, Vietnam, Bontex China, in Guangzhou, China, and Bontex Hong Kong in Hong Kong, China. Bontex also maintains a network of liaison offices and distributors globally to market Bontex products.

PRODUCT PROFILE

Bontex manufactures coated and uncoated BONTEX® fiberboard products and breathable cushion foams that are marketed under the trademarks BON-FOAM®, MAXXON® and SURE-FOAM®, and are sold in a variety of grades for use as shock absorbing insole material. Other products include BON-PEL®, a wet web nonwoven substrate, which is exceptionally strong and flexible; BONTEX Visorboard, a material used in the manufacture of athletic headwear, and BONTEX® 37 M, an uncoated visorboard for use in military headwear, which has been approved by NATICK military laboratory. Bontex also combines certain products, such as foams, fabrics, and vinyls, with BONTEX® fiberboard. Additionally, Bontex is the exclusive distributor globally to the footwear industry of an expanded polyurethane material trademarked MAXXON® LS. Bontex also markets to the footwear industry a range of nonwoven products under the Company’s trademark Bon-Stitch®, primarily used as an insole and vamp lining. Registered trademarks under which the Company markets products include:

BONTEX®	SUPERTEX®	BON-PEL® nonwoven
MORI-FRESH®	BON-FOAM® cushion	BON-STITCH®
MAXXON® cushion	VINTEX®	SUR-V-LON® vinyl coated Bontex
BON-DOE®	SIR-PEL®	CONTOUR®
MORIMER®	SURTEX®	BONTEX® RECYCLED

MESSAGE TO SHAREHOLDERS
(Bontex Symbol) BONTEX [R]	ONE BONTEX DRIVE
BUENA VISTA, VIRGINIA 24416-1500
email: bontex@bontex.com
http://www.bontex.com

Dear Fellow Shareholder:

Simply put, this is one of the most challenging times for the Company, and certainly for me, the most difficult during my tenure with Bontex. Not only as the CEO of Bontex, but as a director and a shareholder with a major vested interest in the success of our Company, I can represent to you that we are doing the best under demanding circumstances, and more importantly, we are making progress to address several major issues confronting Bontex, including the following:

•	The Status of Our Turnaround and Business Plan

•	Fraud and Dishonesty at the Company’s Italian Subsidiary

•	Refinancing Operations

•	Overall Market Conditions and Expectations

•	Bontex, Inc. Common Stock

Each of the above items individually is significant, and combined, clearly demonstrate the seriousness of the situation.

The poor financial results over the past few years are unacceptable, and we are all working aggressively to reverse the losses and decline in sales. Several senior members of management took significant pay reductions over three years ago, we have reduced staff in several areas, and we are all working to cut costs and increase sales. I personally have cut my salary by half to lead these efforts.

We strongly believe we are in the initial stages of our turnaround, and the outlook is positive. Translating our efforts into higher sales and profits is the best measure of our success. In spite of difficult market conditions, during the fourth quarter of fiscal 2002, consolidated net sales increased almost 5 percent over the fourth quarter of fiscal 2001, and during the first nine months of fiscal 2003, consolidated net sales increased more than four percent over the same period last year. We have momentum going into next year, and we forecast next year’s sales from our new products, expanded core business and new customers should increase significantly. Fully realized, this could return our Company to profitability.

There are several key factors contributing to the decrease in sales and continued losses reflected in our fiscal 2002 financial statements, which are explained in detail in the Management Discussion and Analysis. However, as I have written to you over the past few years, we have been restructuring the Company to improve the fundamentals of our business. This is an inherently long-term process, and we are pleased to report we are beginning to realize sales from new products, higher sales in our core business, and our proactive plan for new product developments and innovations.

We have been focused on our priorities of new products and new customers, as well as our long-term plan to become a multi-dimensional specialty fiberboard company with additional new products. New products commercialized this year include a blotting fiberboard for commercial applications and a new visor board for use in headwear to recapture sales previously lost to competitive materials.

During 2002, we discovered that a scheme of fraudulent and dishonest activities had been taking place at our wholly owned subsidiary in Italy. The ultimate financial impact of the fraud over the past several years could very well become larger than current estimates. We have filed our claim with the insurance company, Management is working diligently to recover losses, pursue legal options considered appropriate and implement measures to improve operations. We are also in the process of liquidating Bontex Italia and Bontex SA in Belgium.

The financing of the Company’s operations remains an important priority. On February 26, 2003, we closed a $1.5 million revolving credit facility with Greenfield Commercial Credit. This credit facility should provide additional borrowing capacity and flexibility to fund our growing operations. We also continue to work with our bankers in Europe to fund operations in Belgium and Italy.

The Company’s common stock was de-listed from the NASDAQ Small-Cap Market and subsequently traded on the OTC. However, due to the delay in filing our fiscal 2002 financial statements because of the significant work relating to the fraud at our Italian subsidiary and resulting restatement of prior year financial statements, the Company’s stock has been placed on the “pink-sheets”. The Company will work to become reinstated with the OTC, and long-term, the NASDAQ Small Cap Market, but there are not any viable “quick” measures we can implement to address the requirements for continued listing.

We have been working to improve the core fundamentals of the Company’s business. This has been a long-term commitment. We are confident that once we fully realize the benefits from all our efforts, the Company’s listing, stock price and public float should increase long-term.

While much work remains ahead of us, working together with all our employees, distributors, directors and shareholders, we are confident we will continue to make progress and the outlook for the future is positive. We greatly appreciate the support from our shareholders, and the loyalty and trust from our customers.

In closing, Bontex lost a dear friend with the passing of a long-time director, Dr. Joseph Raffetto, who passed away in October 2002. Our sincere condolences from the Company go to his family.

s/James C. Kostelni

James C. Kostelni

Chairman and Chief Executive Officer

P. S.

There has been a significant delay since originally drafting my Message to Shareholders and the filing of our Annual Report, and accordingly, there have been several substantial subsequent events, including the consolidation of our manufacturing operations and the closure of our European operations. I have not changed my message to shareholders, so as to retain the true mindset at that time, but please refer to following MD&A which describes these subsequent events in more detail.

See accompanying safe harbor disclosure on page 6 in the MD&A.

Bontex, Inc., One Bontex Drive, Buena Vista, VA 24416-1500

Telephone: +1 540-261-2181 · Fax: 1+ 540 261-3784 · Email: bontex@bontex.com ·

Bontex SA (Belgium), Bontex S.r.l. (Italy), Bontex Hong Kong, Bontex de Mexico, Bontex Vietnam

http://www.bontex.com

BONTEX, INC. AND SUBSIDIARIES

Summary of Selected Financial Data (Unaudited and Restated)

(In Thousands, Except Per Share Data and Ratios)

	Years Ended June 30,
	2002	2001	2000	1999	1998
	(Unaudited)	(Unaudited & Restated)	(Unaudited & Restated)
Net sales	$38,076	$42,504	$39,455	$39,325	$43,483

Net loss	$(2,849)	$(1,683)	$(998)	$(720)	$(506)

Net loss per share	$(1.81)	$(1.07)	$(.63)	$(.46)	$(.32)

Total assets	$27,389	$27,404	$30,862	$31,376	$32,667

Total stockholders’ equity	$3,727	$6,725	$8,837	$10,105	$11,045

Capital expenditures	$635	$747	$854	$1,067	$2,334

Cash flows provided by (used in) operating activities	$3,165	$(774)	$1,608	$122	$57

Long-term debt, Noncurrent	$1,194	$1,568	$2,327	$2,601	$2,256

Book value per share	$2.37	$4.27	$5.61	$6.42	$7.02

Current ratio	.78	.96	.98	1.03	1.06

Total debt to equity ratio	6.34	3.04	2.48	2.10	1.96

Common Stock and Dividend Data

The stock of Bontex, Inc. was traded on the Nasdaq SmallCap Market under the symbol BOTX. Effective July 22, 2002, the Company’s stock has traded on the OTC Bulletin Boards under the symbol BOTXE and later on the “pink sheets” under the symbol BOTX.PK. At October 7, 2002 there were approximately 190 stockholders of record. No cash dividends were declared or paid during fiscal years 1998 through 2002. On September 10, 2003, the Company filed a Form 15 with the Securities and Exchange Commission to terminate the registration of securities under section 12(g) and suspend the obligation to file reports under section 15(d).

	2002		2001		2000		1999		1998
	High	Low	High	Low	High	Low	High	Low	High	Low
First Quarter	$3.00	1.70	$2.25	$1.75	$2.75	$1.75	$3.38	$2.25	$9.63	$4.25
Second Quarter	2.35	1.15	2.00	1.25	2.63	1.50	2.62	1.50	8.50	4.50
Third Quarter	1.25	.57	3.37	1.25	5.47	1.75	4.00	1.00	5.25	3.25
Fourth Quarter	.85	.19	2.70	1.75	3.75	1.75	3.00	1.50	4.25	2.88

Bontex, Inc. and Subsidiaries

Management’s Discussion and Analysis

UNAUDITED FINANCIAL STATEMENTS AND RESTATEMENT OF FINANCIAL STATEMENTS:

The Company’s unaudited consolidated financial statements and notes to the unaudited consolidated financial statements should be read as an integral part of this discussion. The June 30, 2002 financial statements and restatement of prior year financial statements are unaudited, because of, among other things, factors directly related to the fraud situation at Bontex SRL, the Company’s subsidiary in Italy, and the subsequent resignation of the Company’s independent auditors, KPMG LLP, on September 17, 2003. Included with in this Annual Report is Management’s Report on Financial Statements without Independent Auditors’ Report, which provides additional details concerning the resignation of our auditors, KPMG LLP. Additionally, this annual report contains restatements of prior year financial statements resulting from the previously disclosed fraud in Italy and the change in accounting for inventory. The filing of this annual report was delayed because of the previously mentioned factors, as well as management’s focus on addressing the Company’s ability to continue as a going concern because of the substantial fraud losses and operating losses over the past several years. Refer to the Subsequent Events section of this Management Discussion and Analysis for additional disclosures concerning refinancing, the consolidation of manufacturing and the closure of the Company’s European operations.

General

The following discussion contains forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. Forward-looking statements include, without limitation, statements about financing plans, cash flows, availability of capital, growth opportunities, benefits from new technologies, financial condition, capital expenditures, future results of operations or market conditions and involve certain risks, uncertainties and assumptions. The words “estimate,” “project,” “intend,” “expect,” “believe,” and similar expressions are intended to identify certain estimates and forward-looking statements. These and other such statements are found at various places throughout this report, and you are cautioned not to place undue reliance on these statements. These statements include certain predictions and as such are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.

We operate in a continually changing business environment and new factors that may affect our forward looking statements emerge from time to time. Management cannot always predict such factors, nor can it fully assess the impact, if any, of such new factors on our business, the extent of which any factor, or combination of factors may cause actual results to differ materially from those implied by any forward looking statement. These forward-looking statements should, therefore, be considered in light of various relevant factors. Actual outcomes and results may differ materially from these forward-looking statements. Factors that could cause or contribute to those differences include, but are not limited to, excessive worldwide footwear inventories, a shrinking U.S. domestic market for Bontex products, decreased sales to key customers, increased competition from non-woven materials, the reduction of prices by competitors, the increase in the relative price of Bontex products due to foreign currency devaluations, increased natural gas, pulp and latex prices, capital illiquidity, unexpected foreign tax liabilities, the impact of any unusual items resulting from ongoing evaluations of the Company’s business strategies, decreases in the Company’s borrowing base, increased funding requirements for the Company’s pension plan, inability to recover deferred tax assets, an inability by Bontex to renew its current credit facilities or obtain alternative financing, a market shift in demand from higher-quality products to more economical grade products with lower profit margins, higher energy prices, increased costs of complying with environmental laws, and the impact of changes in political, economic or other factors, legal and regulatory changes or other external factors over which the Company has no control, such as the uncertainties in the market place due to SARS and the threat of war on the Korean peninsula. As a result, these statements speak only as of the date they were made, and we undertake no obligation to publicly update or reveal any forward looking statements, whether as a result of new information, future events, or otherwise.

RESULTS OF OPERATIONS

Bontex has continued to operate in a very challenging and competitive environment. Especially encouraging was the consolidated operating income during the fourth quarter. Some positive developments include the new financing arrangement entered into by Bontex, Inc. on February 26, 2003, which will provide additional borrowing capacity and flexibility to fund our operations, as well as two new Bontex insole specification programs in December 2002 with two major U. S. retailers which should translate to over $3.0 million in new sales and further expand our presence globally, especially in Asia We have also made significant progress in reducing costs throughout the business. Steep price increases for many key raw materials during the past year have reduced margins.

U.S. and Belgian manufacturing operations made improvements in certain process efficiencies during the year, but unfortunately, these gains were more than offset by lower volumes, competitive pricing pressures and cost increases. Globally, Bontex has had to be more aggressive in pursuing new business as well as retaining existing business. The increase in sales noted during the fourth quarter of last year has continued into fiscal 2003, as sales for the first nine months of fiscal year 2003 were up 4% over the comparable period during fiscal 2002. However, for the year ended June 30, 2003, consolidated net sales declined relative to the prior year by 1.7% primarily due to the decline in sales in Italy. The decline in Bontex sales in Italy include the impact of our restructuring and the scaling back of our operations directly as a result of the fraud situation.

A substantial portion of the consolidated losses recorded by Bontex for fiscal year 2002 are attributable to the fraud and accounting irregularities at Bontex SRL. The fraud situation at the Italian subsidiary is significant to the Company and it has required much of management’s attention. Additional details regarding the fraud situation in Italy are disclosed in later sections of this Management Discussion and Analysis, particularly in the section, Fraud at our Italian Subsidiary.

Sales

In 2002, consolidated net sales were $38.1 million, a decrease of $4.4 million or 10.4% as compared to the prior year. Currency exchange rate fluctuations represented a $0.2 million translation increase in net sales in 2002 as compared to a $3.6 million translation decrease in the prior year.

Consolidated net sales were $38.1, $42.5, and $39.5, for fiscal years 2002, 2001, and 2000, respectively. Bontex has succeeded in maintaining our major specification footwear customers. A single event impacting our decline in sales for 2003 was the terrorist attacks of 9/11. For five straight months following the attacks, our sales were substantially below expectations and well below prior year figures. Lower selling prices due to competitive pressures, significant declines in Italy and the loss of sales volume due to 9/11more than offset the successes in our sales initiatives in Asia and new products.

The insole market for Bontex continues to be adversely impacted by alternative materials, such as nonwoven materials and low quality cellulose competition, especially in Far East markets. In China for instance, the overcapacity of low quality materials creates significant price erosion. A number of local manufacturers in China have been found counterfeiting the Bontex logo and trade name on their inferior low quality products. We are taking steps to address this counterfeiting by working with our customers and through other anti-counterfeiting measures. This is a serious problem as in all cases the counterfeit material was found to be substandard. Bontex anticipates it will benefit in upcoming years from improved trade status for China and our strong position in other growing Asian countries. Bontex continues to allocate increased resources to our marketing networks in China and Vietnam. We have reorganized our personnel in the Far East and added staff in key areas to continue the momentum initiated last year in these increasingly important markets.

Costs

Cost of sales as a percent of net sales were 76.6 percent in 2002, 76.5 percent in 2001, and 72.7 percent of net sales in 2000. Overall, gross profits (net sales less cost of sales) declined from $10 million (restated) in 2001 to $8.9 million, a decrease of $1.1 million. The decrease in profitability from 2001 to 2002 can be attributed to the Italian situation, competitive pricing pressures, lower grossing product sales mix, lower volumes, and higher operating costs for utilities and mandated environmental control processes. The increase in costs as a percentage of net sales from 2000 to 2001 was mainly due to higher raw material costs, especially pulp and latex, as well as a higher overhead cost structure because of lower sales volume.

The Company has entered into a number of purchase commitments for certain commodities, including pulp and latex, for future manufacturing requirements in an effort to manage the effects of market price fluctuations and to secure adequate raw material supplies. While these agreements have helped to mitigate the increase in raw material costs, there is no guarantee that these purchase commitments will result in lower purchase prices for the Company. Furthermore, the purchase commitments should provide enough flexibility to the Company whereby the volume and pricing requirements should not result in any adverse exposure to the Company.

The Company changed its method of inventory accounting in North America from the last-in, first-out (LIFO) method to the FIFO method in 2002. All previously reported results have been restated to reflect this change as required by generally accepted accounting principles. The Company made the change to provide a better measure of the current value of inventory, a more accurate reflection of the Company’s financial position and liquidity, and a better matching of manufacturing costs with revenues. The effect of the change on the results of operations for 2002 was to decrease costs by $75,000. For 2001 and 2000, costs were decreased by $220,000 and increased by $17,000, respectively.

As a percent of net sales, selling, general and administrative (SG&A) expenses over the previous three years were 28.1 percent in 2002, 25.4 percent in 2001, and 26.6 percent in 2000. In 2002, the higher SG&A percentage was mainly due to lower sales volume and higher costs, such as professional fees related to the fraud investigation and expenditures associated with refinancing the Company.

Interest expense declined $83,000 from 2001 to 2002. This was due primarily to a decrease in long and short-term borrowings. Interest expense remained relatively stable from 2000 to 2001, because the decline in interest rates during the year was offset by the increases in borrowing to fund higher sales and operating losses

The consolidated income tax expense for the Company was $211,000 in 2002, as compared to an income tax expense of $782,000 in 2001 and $324,000 in 2000. The income tax expense for 2002 was the result of recording a tax amnesty provision at Bontex Italia directly related to the fraud situation and a valuation allowance for the deferred tax assets of Company’s European subsidiaries, Bontex SRL and Bontex SA. The income tax expense in 2001 is primarily due to the recording of a valuation allowance for the deferred tax assets of Bontex USA. Based on the evaluation of relevant factors, including the magnitude of fraud losses at Bontex SRL, and recurring losses at Bontex USA over the past several years, valuation allowances of $1,090,000 and $868,000 (restated) were recorded at June 30, 2002 and 2001, respectively. The majority of income tax expense in 2000 was due to a $239,000 tax accrual established with respect to a review of prior year tax returns of Bontex SA, the Company’s subsidiary in Belgium.

During fiscal year 2000, the Ministere Des Finances, the Belgian tax authority, completed an examination of the tax returns for Bontex S.A. for 1997, 1998 and 1999 and extended the tax examination to 1995 and 1996 based on certain items. Bontex S.A. received notices of proposed tax adjustments to these tax returns. The proposed tax adjustments arise from items which are considered disallowed expenses by tax authorities, including commissions paid to certain distributors and customers, certain travel expenses and various smaller items including allowances for doubtful receivables and certain insurance premiums. The proposed tax adjustments by the Belgian authorities approximated $820,000. The Company believed, based in part on written opinion of external counsel, it had meritorious legal defenses to many of the claims. The Company’s best estimate of the most likely amount payable for the foregoing tax matters was $239,000, (or 250,000 Euros, the local reporting currency for Bontex SA) and accordingly, a provision for this amount was accrued at June 30, 2000.

On January 15, 2002, the Company’s Belgian subsidiary settled its tax dispute with the Belgian tax authority for a total amount of approximately $397,000 or 447,000 Euros. The Company had previously accrued a liability for these tax items totaling $239,000 or 250,000 Euros. The additional $158,000 or 197,000 Euros not previously accrued was recorded in December 2001. During the second half of fiscal 2003, the Company’s Belgian subsidiary paid the total settlement.

Profitability

The net loss of $2.7 million or $1.72 per share incurred in 2002 compares unfavorably to the restated losses of $1.68 million or $1.06 per share in 2001 and $998,000 or $0.60 per share in 2000. The net loss during 2001 would have been higher by $482,000; however, during the year Bontex, Inc. sold the Company’s warehouse facility in Newark, New Jersey resulting in a one-time gain of $803,000 or net gain of approximately $482,000 after considering the impact of taxes. Additionally, the recordation of the valuation allowance for deferred income tax assets of Bontex USA increased the 2001 net loss by $868,000.

Management has recognized the need for strong and sustained action to ensure improvement in profits and a long-term viability for the Company. In this regard, management changes, new directions and a more aggressive focus on innovation have been adopted. Sales management and technical personnel have been changed among others, and additional personnel with experience in key areas, are being sought. Management also engaged the services of strategic advisors during the past year as part of our efforts to, among other things, refinance Bontex, Inc. Unfortunately, most of our improvement efforts were offset by the resulting impacts of the September 11, 2001 terrorist attacks, and the fraud situation in Italy.

Typically, the financial performance of Bontex is related directly to cycles in key raw materials, particularly pulp and latex. The lower sales volumes of Bontex’s cellulose materials have induced management to pursue process efficiencies that better enable the Company to cope with fluctuations in volume and raw material costs in the future. This provides an important aspect of our business plan to return the Company to profitability. However, as previously noted, selling price reductions and reduced volume offset most of the cost reductions. There can be no assurances that increased raw materials prices or decreased volume of sales will not have an adverse impact on the Company’s operations or competitive position in the future.

INTERNATIONAL SALES AND OPERATIONS

International operations exhibited declines overall, even though there were some market share gains during the year. A significant portion of the overall losses can be attributed to situation in Italy which accounts for almost 20% of the Company’s consolidated net sales. Sales at the Company’s Belgium and Italian operations were lower by 16% and 18%, respectively, compared to the prior year. Many of these sales losses were related to overall market conditions, and also reflect the impact of the fraud situation and the resulting restructuring. We also intend to expand our marketing aggressively in the coming year. The situation in Italy, however, is being impacted by factors beyond market conditions and the full recovery of the Italian business remains uncertain at this time.

Bontex continues to export a predominant portion of its production to countries globally. The Far East, where an estimated 70 percent of global footwear production occurs, is the largest area market for Bontex products. Sales to the Far East are denominated in US dollars, which serves to limit the Company’s exposure to foreign exchange risk in relation to these countries. As the US domestic market for footwear materials decreases, Bontex is pursuing other markets and additional export opportunities. However, some exposure remains and as such Bontex continues to have some gains and losses related to currency fluctuation. The Mexican peso and Canadian dollar are examples of currencies for which effective hedging is not considered cost effective and Bontex currently accepts the risk of doing business in these and other such markets.

FRAUD AT OUR ITALIAN SUBSIDIARY (BONTEX SRL)

The Company identified certain questionable financial transactions and other irregularities at the Company’s Italian subsidiary, Bontex SRL, related to prior management, which was initially confirmed in part by a limited forensic audit report dated February 21, 2002. Additional Forensic investigation completed June 11, 2003 described additional instances of fraudulent activities by the management of Bontex SRL. The fraudulent activities of the Italian managers of Bontex SRL has resulted in the subsidiary being placed in liquidation under the procedures of Italian law.

Total expenses incurred and not included in the preceding amounts related to professional fees, including legal, accounting and forensic investigation, total approximately $700,000 as of January 2004.

Bontex filed a proof of loss with its insurer, Gulf Insurance Company, containing among other things, evidence of fraud and dishonesty, and supplemented its proof of loss on September 30, 2002. On September 29, 2003, the Company filed a lawsuit against Gulf Insurance Company in order to, among other things, protect and enforce the Company’s rights under the insurance policy. That action is currently pending in the United States District Court for the Western District of Virginia, and seeks $2,000,000 in damages representing the policy limits of the company’s insurance policy for employee dishonesty.

On May 28, 2004, Bontex filed suit against KPMG, LLP in the Circuit Court for the City of Buena Vista, Virginia seeking $9,000,000 in damages under theories of Professional Negligence, Breach of Contract, and Breach of Fiduciary Duty, arising out of the firm’s actions as accountants and auditors for Bontex, Inc. pertaining to the situation in Italy.

LIQUIDITY AND CAPITAL RESOURCES

The Company’s liquidity and capital resources have decreased significantly over the past few years, due to, among other things, losses from the fraud in Italy, net losses from operations, and necessary investments in capital and facility improvements. Management believes that the Company’s capital structure should remain sufficient to finance short and long-term operations and objectives, as long as our financing arrangements remain materially unchanged and there are no major unforeseen capital requirements.

EBITDA, defined herein as operating income plus depreciation and amortization, is considered a primary measure of the Company’s ability to generate cash flow. In 2002, EBITDA was a negative by $471,000 primarily due to losses at the Company’s Italian subsidiary. EBITDA in 2001 was $482,000 (restated), but declined from $1,536,000 (restated) in 2000 mainly because of the operating losses. EBITDA margin, defined as EBITDA as a percent of net sales, was negative 1.2 percent in 2002, 1.1 percent in 2001 and 3.9 percent in 2000. The decline in EBITDA margin from 2001 to 2002 was mainly due to the problems in Italy. The decrease from 2000 to 2001 was also due to the Italian situation as well as decreased profitability and an increase in net sales.

Cash flows provided by (used in) operations totaled $3.2 million, $(774,000) (restated), and $1.6 million (restated) in 2002, 2001 and 2000, respectively. The statement of cash flows for each subsidiary is prepared in the respective local foreign currencies and then translated into US dollars at the appropriate exchange rate. In 2002, positive operating cash flows were mainly due to depreciation and amortization of $1.3 million, a decrease in trade accounts receivable of $1.6 million and an increase of accounts payable of $2.0 million, offset by a $2.7 million operating loss. The reduction in accounts receivable resulted from changing the terms of a major customer from 120 day letter of credit to letter of credit at sight. The increase in accounts payable came from extending payments to vendors due to the tight cash situation.

Operating cash flows for 2001 were negative because of higher costs reflected in proportionately higher payments to suppliers, higher inventory balances, and decreases in accounts payable and accrued expenses, which were offset by a decrease in trade receivables. In 2000, operating cash flows were primarily due to depreciation and amortization and an increase of in accounts payable and accrued expenses, which was partially offset by an increase in accounts receivable and other receivables. The Company’s cash conversion efficiency, cash flows from operations divided by net sales, increased to 8.2 percent in 2002 from (1.8) percent in 2001. The cash conversion efficiency ratio for 2000 was 4.1 percent. The fluctuations in the Company’s cash conversion efficiency reflect the fluctuations in operating cash flows and consolidated net sales previously noted. The Company’s current ratio has decreased from .93 in 2001 to .80 this year, reflecting, among other things, funding of fraud and operating losses through increases in current credit facilities, accounts payable and accrued expenses.

Capital expenditures for property, plant and equipment (PP&E) totaled $635,000 in 2002, $747,000 in 2001 and $854,000 in 2000. The PP&E additions reflect the Company’s commitment to invest in new technologies so that the Company can remain a global leader in manufacturing the highest quality products at the lowest cost. Competition is principally based on price, delivery and quality, and the Company’s future success will depend on the Company’s ability to maintain a leadership position and to anticipate and to respond to various competitive factors affecting the industry, including pricing strategies, environmental mandates, and other such market trends. Through targeted capital expenditures and other investments, the Company believes that Bontex Belgium’s facility has developed into one of the most efficient and highest capacity operations of its type in the world. Bontex USA has invested in facility improvements that further enhance its reliability as a supplier to the markets the Company serves. The increase in fixed assets on the 2002 balance sheet reflects $1.7 million from a translation increase in the euro versus the U. S. dollar in addition to the capital spending for 2002.

Bontex has also invested heavily in environmental equipment at both manufacturing facilities to protect the environment and to help ensure compliance with government mandates. Future capital investments should primarily relate to non-recurring items in process controls to improve production efficiencies and the environment. These projects are expected to help maintain Bontex as an industry leader in quality, efficiency, and reliability and as a responsible corporate citizen.

On June 30, 2002, the Company had loans of $10.15 million outstanding consisting of $8.97 million short-term and $1.18 million long-term. The weighted average interest rate on short-term borrowings during 2002 and 2001 was 5.4 and 6.6 percent, respectively. Financial instruments and market risk are discussed in more detail below under Market Risk and Sensitivity.

Bontex SA is operating under credit facilities provided by a consortium of three Belgian banks. In October 2002, it was agreed that a mortgage on the Bontex SA facility of 1.2 million Euro would be provided as additional collateral. Additionally, certain other commitments such as the assignment of possible proceeds from insurance from the fraud claim and the potential sale of the Bontex Srl building were established. While Bontex management believes it will be able to fulfill all obligations in this regard, it is not certain and a negative impact on our credit facilities in Belgium is possible.

The Company had a loan and security agreement providing for a secured credit facility and a term loan. This credit facility provides for a revolving loan in an amount up to $2 million, based on a lending formula that evaluates, among other items, the current accounts receivable and inventory of Bontex USA, which are pledged as collateral in addition to certain non-current assets. This credit facility with Congress Financial (Congress) expired in January 2002 and Congress had provided a number of extensions to the Company. This credit facility also required Bontex USA to maintain a specified adjusted tangible net worth. Bontex USA was not in compliance with the applicable debt covenants at June 30, 2002. On September 10, 2002, Bontex USA received waivers for these noncompliances to July 2003, and the various debt covenants were reset to levels so that the Company was in compliance. The lending availability fluctuated daily, and at June 30, 2002, Bontex USA had $2.0 million available, $1.45 million of which was borrowed under this credit facility and term loan.

On February 27, 2003, the Company paid off the Congress term loan and revolving credit facility in full and established a secured credit facility with Greenfield Commercial Credit. This credit facility provides for a revolving loan in an amount up to $1.5 million, based on a lending formula that evaluates, among other items, the current accounts receivable and inventory of Bontex USA, which are pledged as collateral. Please refer to Note 5 of Notes to the Consolidated Financial Statements for further details regarding the Company’s indebtedness.

MARKET RISK AND SENSITIVITY

As previously discussed, the Company is exposed to certain risks related to interest rates, foreign currencies and commodity positions. Market risk is defined as the risk of loss arising from adverse changes in market rates and prices. The following disclosures provide certain forward-looking data concerning potential exposures to market risk. In general, the Company’s policy is not to speculate on interest rates, foreign currencies and commodities in the markets. Fair Value of Financial Instruments (dollars in thousands):

	Face Amount/ Carrying Amount	Fair Value
June 30, 2002
Interest Rate Exposure:
Long-term debt	$2,236	$2,159
Short-term debt	$7,915	$7,915

June 30, 2001
Interest Rate Exposure:
Long-term debt	$2,146	$2,023
Short-term debt	$8,788	$8,788

The table below provides information about the Company’s financial instruments that are sensitive to changes in interest rates. For debt obligations, the table presents principal cash flows and related weighted average interest rates by expected maturity dates. Weighted average variable rates are based on implied forward rates in the yield curve at the reporting date.

Financial Instruments held for other than trading purposes at June 30, 2002 (dollars in thousands).

	Expected Maturity Date
	2003	2004	2005	2006	There- after	Total	Fair Value
Liabilities
Long-term debt:
Fixed Rate	$558	$558	$374	$—	$—	$1,490	$1,412
Average Interest Rate	5.39%	5.39%	5.63%	—%	—	5.45%
Variable Rate	$484	$60	$44	$44	$114	$746	$746
Average Interest Rate	7.09%	4.74%	4.48%	4.48%	4.48%	4.48%

At June 30, 2002 and 2001 , the Company had one outstanding interest rate swap agreement. Bontex SRL had an outstanding interest rate swap agreement with a bank having a notional amount of 2,000 Euro, or $1,995, which expires on March 15, 2007. This swap agreement provided for the payment of interest based on the London Inter Bank Offered Rate (LIBOR) and is reset every 90 days, with interest receivable at a maximum of 4% plus 70% of the 30 year Euro swap rate. The fair value of the above swap agreement was 1.95 million Euros or $1.94 million at June 30, 2002.

Approximately $8.6 million of variable rate debt is subject to the risk of interest rate changes. Additionally, approximately $7.7 million of the Company’s debt is denominated in Euro, and because the Euro is the operating currency for the Company’s wholly-owned subsidiaries for which this debt pertains, this debt is not considered subject to the market risk associated with foreign currencies.

The Company has entered into a number of purchase commitments for certain commodities, including pulp and latex, for future manufacturing requirements in an effort to manage the effects of market price fluctuations and to secure adequate raw material supplies. While these agreements have helped to mitigate the increase in raw material costs, there is no guarantee that these purchase commitments will result in lower purchase prices for the Company. Furthermore, the purchase commitments should provide enough flexibility to the Company whereby the volume and pricing requirements should not result in any adverse exposure to the Company.

The above market risk sensitivity analysis does not fully reflect the potential net market risk exposure, because other market risk exposures may exist in other transactions.

RECENT ACCOUNTING PRONOUNCEMENTS

In July 2001, the FASB issued SFAS No. 141, “Business Combinations”, and SFAS No. 142, “Goodwill and Other Intangible Assets.” Statement 141 specifies criteria intangibles assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill. Statement 142 will require that goodwill and intangible assets with indefinite useful lives no longer be amortized, but tested for impairment at least annually in accordance with the provisions of Statement 142. Statement 142 will also require that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their residual values, and reviewed for impairment in accordance with Statement 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of.” The Company was required to adopt the provisions of Statement 141 immediately, and Statement 142 is effective July 1, 2002. The adoption of Statements 141 and 142 did not have a material impact on the Company’s results of operations, financial position or cash flows, as the Company has no goodwill or other intangible assets.

In August 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations, which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The standard applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) normal use of the asset.

SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The fair value of the liability is added to the carrying amount of the associated asset and this additional carrying amount is depreciated over the life of the asset. The liability is booked at the end of each period through charges to operating expense. If the obligation is settled for other than the carrying amount of the liability, and entity would recognize a gain or loss on settlement.

SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. The adoption of SFAS No. 143 is not expected to have a material effect on the financial position, results of operations or liquidity of the Company.

In October 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, however, it retains many of the fundamental provisions of that Statement.

SFAS No. 144 also supersedes the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business. However, it retains the requirement in APB No. 30 to report separately discontinued operations and extends that reporting to a component of an entity that either; has been disposed of (by sale, abandonment, or in a distribution to owners) or is classified as held for sale. By broadening the presentation of discontinued operations to include more disposal transactions, the FASB has enhanced management’s ability to provide information that helps the financial statement users to assess the effects of a disposal transaction on the ongoing operations of an entity.

SFAS No. 144 is effective for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. Early application is encouraged. The provisions of SFAS No. 144 generally are to be applied prospectively. The adoption of SFAS No. 144 is not expected to have a material effect on the financial position, results of operations or liquidity of the Company.

In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections”. This Statement rescinds SFAS No. 4, “Reporting Gains and Losses from Extinguishment of Debt”, the amendment to SFAS No. 4, and SFAS No. 64, “Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements”. SFAS No. 145 also amends paragraph 14(a) of SFAS No. 13, “Accounting for Leases”, to eliminate an inconsistency between the accounting for sale-leaseback transactions and certain lease modifications that have economic effects that are similar to sale-leaseback transactions. The adoption of SFAS No. 145 is not expected to have a material effect on the financial position, results of operations or liquidity of the Company.

On July 30, 2002, The FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” The statement requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the statement include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The adoption of SFAS No. 145 is not expected to have a material effect on the financial position, results of operations or liquidity of the Company.

SUBSEQUENT EVENTS:

There have been several significant subsequent events impacting the Company, including the refinancing of the consolidated operations, the consolidation of Bontex manufacturing to Bontex, Inc. in the United States with the closure of the Company’s European operations and the change in ownership of controlling interest of common stock of Bontex, Inc.

Consolidation of Manufacturing and Closure of European Operations In July 2003, the Company began the orderly liquidation of the operations of Bontex SRL in Italy because of the substantial fraud losses. On January 15, 2004, the Company decided to close the manufacturing facility at Bontex SA in Belgium through liquidation proceedings. Originally, the Company had attempted to reorganize Bontex SA under Belgian bankruptcy protection. The Company was not able to secure financing in order to effect the restructuring business plan. The primary reason for the bankruptcy was the substantial fraud losses. Also contributing to the overall situation were recent operating losses and the declining market in Europe.

Management does not expect any material financial liability to the US company of Bontex, Inc. (defined specifically as US / North American entity and operations only, excluding the consolidation of European operations) from the liquidation of our European operations, however there can be no absolute assurance that there may not be unforeseen liabilities associated with this liquidation of our European operations. The Company will be required to write-off of our $1.9 million book value investment in our subsidiaries in Europe. The overall impact will include, but not be limited to, a large loss of sales and market share on a worldwide basis. Revenues of the U. S. based operating unit will improve due to the consolidation of operations.

Refinancing: On February 4, 2004, Bontex, Inc refinanced the Company with a $5.5 million credit facility with a 1 year term as part of our consolidation plan. This expanded credit facility is considered interim financing, but it should address our immediate and near term requirements to fund operations. This loan provides for asset borrowing secured and based principally on trade receivables and inventory. Our program to return the Company to profitability should enable us to seek refinancing long term to provide a more stable capital structure.

Termination of Registration with the Securities and Exchange Commission: On September 10, 2003, the Company filed a Form 15 with the SEC to terminate the registration of securities under Section 12(g) and suspend the obligation to file reports under Section 15 (d). The Company is still obligated to file previously unfilled periodic reports, including this annual report and the first three quarterly reports on Form 10Q for fiscal 2003.

Change in Ownership of Controlling Interest of Bontex, Inc. Common Stock: On July 14, 2003, Mr. and Mrs. James Kostelni entered into an agreement whereby they directly and indirectly beneficially own 863,782 shares (or 54.92%) of Bontex, Inc.’s outstanding common stock by, among other things, the agreement and guaranty to pay certain Estate Tax Obligations and by pledging the shares as security for this obligation.

Securities and Exchange Commission (“SEC”) Informal Investigation: On December 22, 2003, the Company met with the SEC as part of an informal investigation by the SEC to gather more information concerning, among other things, the resignation of KPMG LLP as the Company’s auditors on September 17, 2003, the fraud situation in Italy and the Company’s reporting requirements relating to the fraud situation. Management is cooperating with the SEC regarding its informal investigation and management believes the Company is substantially in compliance with the SEC requirements, except for the delays in filing the Form 10K for the fiscal 2002 annual report and the Form 10Qs for the three quarterly reports for fiscal 2003.

BONTEX, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF LOSS and COMPREHENSIVE LOSS and CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Years Ended June 30, 2002, 2001 and 2000

(In Thousands, Except Per Share Data)

(UNAUDITED AND RESTATED)

Consolidated Statements of Loss and Comprehensive Loss:

	2002	2001	2000
	(Unaudited)	(Unaudited & Restated)	(Unaudited & Restated)
NET SALES	$38,076	$42,504	$39,455
COST OF SALES	29,164	32,510	28,695

Gross Profit	8,912	9,994	10,760

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	10,712	10,811	10,546

Operating income (loss)	(1,800)	(817)	214

OTHER (INCOME) EXPENSES:
Interest expense	767	853	834
Interest income	(2)	(8)	(2)
Foreign currency exchange (gain) loss	56	28	(29)
Other – net	17	(789)	85

	838	84	888

LOSS BEFORE INCOME TAXES	(2,638)	(901)	(674)

INCOME TAX EXPENSE	74	782	324

NET LOSS	(2,712)	(1,683)	(998)

OTHER COMPREHENSIVE LOSS
Foreign currency translation adjustment	(149)	(429)	(270)

COMPREHENSIVE LOSS	$(2,861)	$(2,112)	$(1,268)

NET LOSS PER SHARE	$(1.81)	$(1.07)	$(.63)

Consolidated Statements of Changes in Stockholders’ Equity:

	2002	2001	2000
		(Restated)	(Restated)
Stockholders’ Equity, beginning balance	$6,725	$8,837	$10,105

Net loss	(2,712)	(1,683)	(998)

Other comprehensive loss
Foreign currency translation adjustment	(149)	(429)	(270)

Stockholders’ Equity, ending balance	$3,864	$6,725	$8,837

See accompanying notes to consolidated financial statements

BONTEX, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

June 30, 2002 and 2001

(In Thousands, Except Per Share Data)

(UNAUDITED AND RESTATED)

	2002	2001
	(Unaudited)	(Unaudited & Restated)
ASSETS

CURRENT ASSETS:
Cash	$568	$320
Trade accounts receivable, less allowance for doubtful accounts of $981 ($484 at 2001)	9,531	10,289
Other receivables	554	629
Inventories	6,037	5,820
Deferred income taxes	—	35
Other current assets	149	166

Total current assets	16,839	17,259

PROPERTY, PLANT AND EQUIPMENT:
Land and land improvements	283	276
Building and building improvements	5,806	5,259
Machinery, furniture and equipment	20,018	17,691
Construction in progress	95	387

	26,202	23,613
Less accumulated depreciation and amortization	15,940	14,020

Net property, plant and equipment	10,262	9,593

Other assets, net	288	552

Total assets	$27,389	$27,404

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Short-term borrowings	$7,915	$8,788
Long-term debt due currently	1,042	578
Current portion of capital lease obligations	153	—
Accounts payable	9,690	7,023
Accrued expenses	2,077	1,869
Income taxes payable	610	368

Total current liabilities	21,487	18,626

Long-term debt, less current portion	1,194	1,568
Capital lease obligations, less current portion	307	—
Deferred income taxes	—	9
Other long-term liabilities	674	476

Total liabilities	23,662	20,679

STOCKHOLDERS EQUITY:
Preferred stock of no par value. Authorized 10,000,000 shares; none issued	—	—
Common stock of $.10 par value. Authorized 10,000,000 shares; issued and outstanding 1,572,824 shares	157	157
Additional capital	1,551	1,551
Retained earnings	2,802	5,651
Accumulated other comprehensive loss	(783)	(634)

Total stockholders’ equity	3,727	6,725

Total liabilities and stockholders’ equity	$27,389	$27,404

See accompanying notes to consolidated financial statements.

BONTEX, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended June 30, 2002, 2001 and 2000

(In Thousands)

(UNAUDITED AND RESTATED)

	2002	2001	2000
	(Unaudited)	(Unaudited & Restated)	(Unaudited & Restated)
CASH FLOWS FROM OPERATING ACTIVITIES:
Cash received from customers	$38,582	$42,951	$37,362
Cash paid to suppliers and employees	(34,629)	(42,632)	(34,886)
Interest received	4	8	4
Interest paid	(770)	(843)	(814)
Income taxes paid, net	(22)	(275)	(74)

Net cash provided by (used in) operating activities	3,165	(791)	1,592

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sales of property, plant and equipment	—	886	—
Purchases of property, plant and equipment	(635)	(747)	(854)

Net cash provided by (used in) investing activities	(635)	139	(854)

CASH FLOWS FROM FINANCING ACTIVITIES:
Increase (decrease) in short-term borrowings, net	(1,969)	1,133	(404)
Long-term debt incurred	595	—	545
Principal payments on long-term debt and capital lease obligations	(840)	(617)	(752)

Net cash provided by (used in) financing activities	(2,214)	516	(611)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(68)	(1)	(6)

NET INCREASE (DECREASE) IN CASH	248	(137)	121

CASH AT BEGINNING OF YEAR	320	457	336

CASH AT END OF YEAR	$568	$320	$457

RECONCILIATION OF NET LOSS TO NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES:
Net loss	$(2,712)	$(1,683)	$(998)
Adjustments to reconcile net loss to net cash provided by (used in)operating activities:
Depreciation and amortization	1,329	1,299	1,322
Loss (gain) on sale of property, plant and equipment	9	(803)	—
Provision for bad debts	394	(54)	92
Deferred income taxes	(120)	684	(165)
Change in assets and liabilities:
(Increase) decrease in trade accounts and other receivables	1,623	868	(1,008)
(Increase) decrease in inventories	277	(599)	23
(Increase) decrease in other assets	246	(113)	(186)
Increase (decrease) in accounts payable and accrued expenses	1,976	(267)	2,076
Increase (decrease) in income taxes payable	24	(175)	421
Increase (decrease) in other liabilities	123	52	15

Net cash provided by (used in) operating activities	$3,165	$(791)	$1,592

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Construction in progress accrued in accounts payable	$17	$115	$—

Non cash capital lease obligation	$610	$—	$—

See accompanying notes to consolidated financial statements.

BONTEX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2002, 2001 and 2000

(All amounts in thousands, except share data)

(UNAUDITED AND RESTATED)

[1]	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Consolidation - The accounts of Bontex, Inc. and its wholly-owned subsidiaries, Bontex S.A., Belgium, Bontex Italia, SRL, Italy and Bontex de Mexico C.V., Mexico, and its majority-owned subsidiary, Bontex Hong Kong Limited, (the Company) are included in the consolidated financial statements after elimination of significant intercompany accounts and transactions. Bontex Hong Kong Limited’s minority interest is not presented separately because it is not material to the Company’s consolidated financial statements. See notes 2 and 10 on subsidiary liquidations.

Foreign Currency Translation - The financial statements of the Company’s subsidiaries outside the United States are measured using the local currency as the functional currency. Assets and liabilities of these foreign subsidiaries are translated into U.S. dollars at the rates of exchange as of the balance sheet date. The resulting translation adjustments are included in other comprehensive income (loss) as a foreign currency translation adjustment and in accumulated other comprehensive income (loss). Income and expense items are translated at weighted average monthly exchange rates in effect during the year. Gains and losses from foreign currency transactions are included in net income (loss).

Cash Equivalents - For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

Inventories - Inventories are stated at the lower of cost or market. Cost of inventories maintained in North America is determined on the first-in, first-out (FIFO) method and in Europe on the first-in, first-out (FIFO) and weighted average methods. As discussed in the change in accounting principle note below, the Company changed its method of accounting for inventory in North America from the last-in, first-out (LIFO) method to FIFO in 2002.

Property, Plant and Equipment - Property, plant and equipment are stated at cost. Depreciation and amortization are provided by the straight-line method over the estimated useful lives of the related assets. Estimated useful lives are 10 to 40 years for buildings and building improvements, and 3 to 25 years for machinery, furniture and equipment. Assets capitalized under capital lease obligations are amortized over the period of the lease.

Other Assets - Other assets consist principally of cash surrender value of life insurance, trademarks and various deposits. Trademark costs are amortized on a straight-line basis over five years.

Revenue Recognition - Sales and cost of sales are recognized at the time of product shipment or delivery to the customer, based on sales terms.

Stock Options - The Company uses the disclosure provisions of SFAS No. 123, “Accounting for Stock Based Compensation” (Note 8). The Company continues to measure compensation expense for its stock-based compensation plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees.”

Earnings Per Share - Net loss per share has been computed on the basis of the weighted average number of common shares outstanding during each year (1,572,824 shares). Diluted earnings per share is not presented because the effect of stock options is anti-dilutive. See note 8 for information relating to stock options that could potentially dilute basic earnings per share in the future.

Derivative Instruments and Hedging Activities - When appropriate, the Company enters into interest rate swap transactions to manage its interest rate exposure, and on a limited basis, the Company has previously managed its exposure to pulp price changes with pulp futures. Statement of Financial Accounting Standards (SFAS) No. 133, “Accounting for Derivative Instruments and Hedging Activities addresses the accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. On July 1, 2000, the Company adopted the provisions of this Statement. The Company had one derivative during 2002 and 2001, an interest rate swap with a notional amount of 2 million euro at Bontex Srl.

Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of - The Company reviews its long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or estimated fair value less costs to sell.

Income Taxes - Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Change in Accounting Principle – During the fourth quarter of 2002, the Company changed its method of accounting for inventories in North America from the last-in, first-out (LIFO) method to the first-in, first-out (FIFO) method. All previously reported results have been restated to reflect this change as required by generally accepted accounting principles. The Company made the change to provide a better measure of the current value of inventory, a more accurate reflection of the Company’s financial position and liquidity, and a better matching of inventory costs with revenues.

Going Concern – The unaudited consolidated financial statements have been prepared on a going concern basis, which contemplates continuity of operations, realization of assets and satisfaction of liabilities in the ordinary course of business. However, as a result of the fraud losses, the Company’s recurring operating losses and the accumulated indebtedness, such realization of assets and satisfaction of liabilities are subject to uncertainty, which raises substantial doubt about the Company’s ability to continue as a going concern. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

[2]	RESTATEMENT OF CONSOLIDATED FINANCIAL STATEMENTS DUE TO FRAUD AT BONTEX SRL (ITALY) AND CHANGE IN ACCOUNTING FOR INVENTORY

The Company identified certain questionable financial transactions and other irregularities at the Company’s Italian subsidiary, Bontex SRL, related to prior management, which was initially confirmed in part by a limited forensic audit report dated February 21, 2002. The year end audit for fiscal 2002, and other subsequent investigations uncovered evidence that accounting irregularities and dishonesty were present at the Italian operation for several years. Additional forensic investigation has described additional instances of fraudulent activities by the management of Bontex SRL. . The fraudulent activities of the Italian managers of Bontex SRL has resulted in the subsidiary being placed in liquidation under the procedures of Italian law.

As a result of the investigations performed, the Company has determined that the results originally reported for 2001 and 2000 were incorrect and need to be restated. These restatements reflect specifically identified amounts for the years noted. Forensic investigations have indicated that the total loss to the Company includes years prior to 2000 and amounts in excess of these adjustments.

The net financial impact of restatement of prior periods includes an increase in costs by $377 or $0.24 per share in 2001 and $322 or $0.20 in 2000. For 2001, cost of sales has been increased by $166, and selling, general and administrative expenses by $193, and the foreign currency translation adjustment $18. On the June 30, 2001 balance sheet, these adjustments increased the allowance for doubtful accounts by $193, decreased inventories by $39, increased accounts payable by $127 and increased the equity adjustment by $18. For 2000, cost of sales has been increased by $88 and selling, general and administrative expenses by $218 and the foreign currency translation adjustment $16. On the June 30, 2000 balance sheet, the allowance for doubtful accounts by $218 increased accounts payable by $88 and increased the equity adjustment by $16.

During the fourth quarter of 2002, the Company changed its accounting method for inventories in North America from the last-in, first-out (LIFO) method to the first-in, first-out (FIFO) method. The effect of the change on the results of operations for 2002 was to decrease net loss by $75 or $.05 per share.

The following presents the net effect of the items described above on previously reported net loss for 2001 and 2000.

	2001 Net Loss	2001 Net Loss per Share	2000 Net Loss	2000 Net Loss per Share
Net Loss as Reported	$(1,526)	$(0.97)	$(659)	$(0.42)
Effect of Bontex Italia Restatement	(377)	(0.24)	(322)	(0.20)
Effect of Inventory Restatement	220	.14	(17)	(0.01)
Restated Net Loss	(1,683)	(1.07)	(998)	(0.63)

[3]	INVENTORIES

Cost of inventories is determined by the first-in, first-out (FIFO) and weighted average bases. Inventories at June 30, 2002 and 2001 are summarized as follows:

	2002	2001
		(Restated)
Finished goods	$4,418	$3,981
Raw materials	849	1,180
Supplies	770	659

Inventories at FIFO and weighted average cost	$6,037	$5,820

[4]	BUSINESS SEGMENT INFORMATION AND INTERNATIONAL OPERATIONS

Bontex, Inc. and all majority-owned subsidiaries are predominantly engaged in the manufacturing and distribution of uncoated and coated BONTEX® elastomeric fiberboard products. The Company operates manufacturing facilities at Bontex USA in North America and Bontex S.A. in Belgium. BONTEX® products are primarily used as an insole material in footwear, as well as visorboard in headwear, stiffener and laminating base for luggage, leather goods and allied industries globally.

Information related to net sales by geographic area follows:

	North America	Asia/Pacific	Europe/Middle East	Latin America	Total
2002	$5,149	$19,471	$12,014	$1,442	$38,076
2001	6,128	20,493	13,800	2,083	42,504
2000	6,731	16,366	14,264	2,094	39,455

One customer accounted for approximately 11.3 percent of the Company’s consolidated net sales for 2002. No single customer accounted for 10 percent or more of the Company’s consolidated net sales for 2001 and 2000. One distributor accounted for 21.2 percent in 2002, 23.2 percent in 2001 and 19.2 percent in 2000 of the Company’s consolidated net sales.

Information related to the North American and European operations follows:

	North American Operations	European Operations	Eliminations	Consolidated
2002:
Total assets	$12,660	$17,059	$(2,330)	$27,389
Net loss	(952)	(1,923)	26	(2,849)
Operating loss	(1,133)	(711)	44	(1,800)
Net sales	16,123	22,128	(175)	38,076
Interest expense	177	593	—	770
Depreciation and amortization	755	574	—	1,329
Income tax expense (benefit)	(120)	331	—	211
Total expenditures for additions to property, plant and equipment	290	345	—	635

2001:
Total assets	$14,207	$15,276	$(2,079)	$27,404
Net loss	(1,325)	(358)	—	(1,683)
Operating income (loss)	(1,369)	586	—	(817)
Net sales	16,880	26,028	(404)	42,504
Interest expense	335	518	—	853
Depreciation and amortization	806	493	—	1,299
Income tax expense	720	62	—	782
Total expenditures for additions to property, plant and equipment	339	408	—	747

2000:
Total assets	$16,241	$16,686	$(2,065)	$30,862
Net loss	(525)	(473)	—	(998)
Operating income (loss)	(761)	975	—	214
Net sales	16,861	22,990	(396)	39,455
Interest expense	372	462	—	834
Depreciation and amortization	815	507	—	1,322
Income tax expense (benefit)	(162)	486	—	324
Total expenditures for additions to property, plant and equipment	381	473	—	854

Retained earnings of foreign operations not available for distribution amounted to approximately $259 and $243 at June 30, 2002 and 2001, respectively.

[5]	LONG-TERM DEBT AND FINANCING AGREEMENTS

The following long-term debt was outstanding as of June 30, 2002 and 2001:

	2002	2001

8.75% (prime rate plus 4%) loan payable to a United States bank in monthly installments of $37 through July 2003; collateralized by property and equipment located in the U.S. and subject to various loan covenants.	$457	$717

4.476% (Euribor 3 month rate plus 1.15%) loan payable to an Italian bank in quarterly installments of $11 through October 2008.	290	—

6.02% loan payable to a Belgian bank in quarterly installments of $25 through February 2005.	253	—

4.70% loan payable to a Belgian bank in quarterly installments of $9 through June 2005.	104	118

4.70% loan payable to a Belgian bank in quarterly installments of $15 through June 2005.	185	210

6.10% loan payable to a Belgian bank in quarterly installments of $31 through June 2005.	371	420

5.64% loan payable to a Belgian bank in quarterly installments of $8 through June 2005.	93	105

5.85% loan payable to a Belgian bank in quarterly installments of $24 through June 2005.	285	324

3.95% loan payable to a Belgian bank in quarterly installments of $25 through April 2004.	198	252

	2,236	2,146

Less long-term debt due currently	1,042	578

Long-term debt	$1,194	$1,568

The principal payments of long-term debt are as follows:

2003	$1,042
2004	618
2005	418
2006	44
2007	44
Thereafter	70

Total	$2,236

The loans payable to a Belgian bank are collateralized with a mortgage on Bontex S.A.’s buildings and the right to request a second mortgage on the buildings. The loan payable to an Italian bank is collateralized with a mortgage on Bontex SRL’s building.

European operations have short-term credit facilities totaling approximately $6,664 and $6,824 at June 30, 2002 and 2001, respectively. As of June 30, borrowings under these facilities were as follows:

	2002	2001
Short-term bank loans with variable interest rates, ranging from 2.40% to 6.18% at June 30, 2002 and 5.66% to 6.90% at June 30, 2001	$6,614	$6,263
Overdrafts		7

	$6,614	$6,270

At June 30, 2002, three banks in Belgium share a security interest in most of the assets of Bontex S.A. for a total amount of $5,774. As of June 30, 2001, these banks shared a security interest of 37.5 percent of the credit facilities granted, and the right to request additional security interest of another 37.5 percent of the credit facilities granted. As of June 30, 2002 and 2001, one of the banks under these facilities had the right to request a security interest up to $1,236 and $1,051 respectively.

In October 2002, it was agreed that a mortgage on the Bontex SA facility of 1.2 million euro would be provided as additional collateral. This was increased to 2.1 million euro in February 2003. Additionally certain other commitments such as the assignment of insurance proceeds from the fraud claim in Italy and the potential sale of the Bontex Srl building were established.

At June 30, 2002, Bontex USA has a line of credit arrangement, which expires on July 1, 2003, whereby Bontex USA may borrow up to $2,000 based on the value of certain assets, at prime plus 4.00 percent (8.75 percent at June 30, 2002). At June 30, 2001, this credit facility was for $4,000 at prime plus 1.00 percent (8.00 percent at June 30, 2001). At June 30, 2002 and 2001, Bontex USA had borrowings outstanding under the line of $1,301 and $2,518, respectively. The secured line of credit was collateralized by trade accounts receivable, inventory and other noncurrent assets. On February 27, 2003, the Company paid off the Congress term loan and revolving credit facility in full and established a secured credit facility with Greenfield Commercial Credit. This credit facility provides for a revolving loan in an amount up to $1.5 million, based on a lending formula that evaluates, among other items, the current accounts receivable and inventory of Bontex USA, which are pledged as collateral

During 2002 and 2001, Bontex USA was subject to various loan covenants under its secured debt agreements and has pledged certain current and non-current assets as collateral. Bontex USA was not in compliance with the applicable debt covenants at June 30, 2002. On September 10, 2002, Bontex USA received waivers for these noncompliances and the various debt covenants were reset to levels so that the Company was in compliance.

Consolidated weighted average interest rates on short-term borrowings at June 30, 2002 and 2001 are 5.4 and 6.6 percent, respectively.

On February 4, 2004, Bontex, Inc refinanced the Company with a $5.5 million credit facility with a 1 year term as part of our consolidation plan. This expanded credit facility is considered interim financing, but with this new loan, our program to effectively utilize our borrowing base, and our return to profitability should address our immediate and near term requirements to fund operations, which should enable the Company to seek refinancing long term to provide a more stable capital structure. This loan provides for asset borrowing secured and based principally with trade receivables and inventory.

[6]	INCOME TAXES

The U.S. and foreign components of income tax expense (benefit) are as follows:

	Current	Deferred	Total
2002:
Federal	$—	$—	$—
State	—	—	—
Foreign	194	17	211

	$194	$17	$211

2001 (Restated):
Federal	$—	$644	$644
State	—	76	76
Foreign	98	(36)	62

	$98	$684	$782

2000 (Restated):
Federal	$—	$(146)	$(146)
State	—	(16)	(16)
Foreign	489	(3)	486

	$489	$(165)	$324

Income tax expense (benefit) differs from the expected tax expense (benefit), computed by applying the U.S. Federal corporate rate to loss before income taxes, as follows:

	2002	2001	2000
		(Restated)	(Restated)
Federal income tax at statutory rate (34%)	$(897)	$(404)	$(120)
Increase (reduction) in income taxes resulting from:
Foreign income at other than U.S. rates	—	(1)	82
State and local taxes, net of federal income tax benefit	—	(12)	(11)
Valuation allowance	1,090	868
Accrual for tax examination and amnesty	138	—	239
Other differences, net	(120)	105	134

Income tax expense	$211	$782	$324

During fiscal year 2000, the Ministere Des Finances, the Belgian tax authority, completed an examination of the tax returns of Bontex S.A., the Company’s Belgian subsidiary, for 1997, 1998 and 1999 and extended the tax examination to 1995 and 1996 based on certain items. Bontex S.A. received notices of proposed tax adjustments to these tax returns. The proposed tax adjustments arise from items which are considered disallowed expenses by tax authorities, including commissions paid to certain distributors and customers, certain travel expenses and various smaller items including allowances for doubtful receivables and certain insurance premiums. The proposed tax adjustments by the Belgian authorities approximated $820. The Company believed, based in part on written opinion of external counsel, it had meritorious legal defenses to many of the claims. The Company’s best estimate of the most likely amount payable for the foregoing tax matters was $239, (or 250 Euros, the local reporting currency for Bontex SA) and accordingly, a provision for this amount was accrued at June 30, 2000.

In January 2002, the Company’s Belgian subsidiary settled its tax dispute with the Belgian tax authority for a total amount of approximately $397 or 447 Euros. The additional $158,000 or 197 Euros not previously accrued was recorded in the year ended June 30, 2002.

During 2003, the Italian government enacted a law allowing for tax amnesty. This law basically allows companies to pay a statutory estimated tax in exchange for amnesty for prior open years. Bontex, Inc. fiscal advisors in Italy have advised the Company take advantage of this opportunity. The estimated cost of approximately $138 was accrued at June 30, 2002 and related to fraud situation at the Company’s Italian operation.

The components of deferred tax assets and liabilities at June 30, 2002 and 2001 are presented below:

	2002	2001
		(Restated)
Deferred tax assets:
Accounts receivable, principally due to allowance for doubtful accounts	$101	$22
Inventories, principally due to additional costs capitalized for tax purposes	(21)	(14)
Other assets, due to difference in amortization of trademarks	58	178
Accrued pension and retirement benefits	205	142
Net operating loss carryforwards	1,667	1,472
Alternative minimum tax credit carryforwards	36	36
Other	8	53

Total gross deferred tax assets	2,054	1,889

Less: Valuation allowance	(1,090)	(868)

Net deferred tax assets	964	1,021
Deferred tax liabilities:
Plant and equipment, principally due to differences in depreciation and capital gain recognition	(952)	(983)
Other	(12)	(12)

Total gross deferred tax liabilities	(964)	(995)

Net deferred tax asset	$—	$26

The U.S. and foreign components of the net deferred tax asset at June 30, 2002 and 2001 are presented below:

	Current	Noncurrent	Total
2002:
U.S. Operations	$—	$—	$—
European Operations	—	—	—

	$—	$—	$—

2001:
U.S. Operations	$—	$—	$—
European Operations	35	(9)	26

	$35	$(9)	$26

At June 30, 2001, in addition to an alternative minimum tax credit carry-forward of $36 at Bontex USA, the Company had approximately $4,526 at Bontex USA in net operating loss carryforwards to offset future taxable income, of which $258, $361, $851, $1,491, $512, $650 and $403 expire in 2010, 2011, 2013, 2019, 2020, 2021, and 2021, respectively.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Based upon the magnitude of fraud losses incurred, the level of historical taxable income, anticipation of future taxable income over the periods for which the deferred tax assets are deductible, reversal of the temporary differences and available tax planning strategies, management believes it is more likely than not, the Company will not realize a portion of these deferred tax assets. Accordingly, based on the evaluation of relevant factors, management has determined that it is more likely than not that a portion of these deferred tax assets will not be realized, and accordingly, a valuation allowance in the amount of $1,090 at June 30, 2002 for US and European components of deferred tax assets, and $868 at June 30, 2001 relating to the US component of the deferred tax assets were recorded.

[7]	CAPITAL LEASES

The Company is committed under two capital leases for certain process control equipment which expire over the next four years. Capital leases included in property and equipment are as follows:

Equipment	$610
Less accumulated depreciation	40

Net	$570

Future minimum lease payments under capital leases as of June 30, 2002 are as follows:

2003	$174
2004	166
2005	158
2006	41

Total	539
Less amounts representing interest (7.25% interest)	(41)

Present value of net minimum capital lease payments	498
Less current portion of capital lease obligations	153

Capital lease obligations, excluding current portion	$345

[8]	RETIREMENT AND COMPENSATION PLANS

The Company has pension plans covering substantially all full-time domestic employees and certain foreign employees. The benefits from the Company’s domestic contributory defined benefit plan are based upon years of service and the employee’s average earnings for the five highest consecutive years of compensation during the ten years immediately preceding retirement. Participant contributions to the plan were 3.5 percent of employee annual earnings for fiscal years ending June 30, 2002, 2001 and 2000. The Company’s funding policy is to contribute amounts to the plan sufficient to meet the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974, and any such additional amounts as the Company may determine to be appropriate from time to time. Annual provisions for accrued pension costs are based on independent actuarial valuations.

The Plan’s change in benefit obligation, change in plan assets, funded status and amounts recognized in the Company’s consolidated financial statements at June 30 for its United States pension plan are as follows:

	2002	2001
Actuarial present value of benefit obligations:
Accumulated benefit obligation	$5,216	$4,748

Change in Benefit Obligation:
Benefit obligation at beginning of year	$5,684	$5,271
Service cost	205	142
Interest cost	420	404
Plan participants’ contributions	25	71
Actuarial loss	338	127
Benefits paid	(395)	(331)

Benefit obligation at end of year	$6,277	$5,684

Change in Plan Assets:
Fair value of plan assets at beginning of year	$5,373	$5,429
Actual return on plan assets	(124)	204
Plan participants’ contributions	25	71
Benefits paid	(395)	(331)

Fair value of plan assets at end of year	$4,879	$5,373

Funded status	$(1,398)	$(311)
Unrecognized net actuarial loss(gain)	794	(134)
Unrecognized prior service cost	87	103
Unrecognized transition obligation	(32)	(49)

Accrued benefit costs	$(549)	$(391)

The Company’s net periodic benefit costs for its United States pension plan for the years ended June 30, 2002, 2001 and 2000 include the following components:

	2002	2001	2000
Service cost	$230	$213	$179
Interest cost	420	404	381
Expected return on plan assets	(465)	(476)	(496)
Net amortization and deferral	(2)	(1)	(29)

Net periodic benefit cost	$183	$140	$35

The weighted average discount rate used in determining the actuarial present value of the projected benefit obligations was 7.25 percent for 2002 and 7.75 percent for 2001 and 2000. The rate of increase for future compensation levels used in determining the obligation was 5.0 percent for 2002, 2001, and 2000. The expected long-term rate of return on plan assets in 2002, 2001 and 2000 was 9.0 percent.

Pension assets are held under a group annuity contract with an insurance company. Certain amounts are commingled with the general assets of the insurance company and the remainder is invested in separate accounts, managed by the insurance company, which include domestic equity, domestic government, corporate and private placement bonds and domestic real estate equity. Employee pension contributions of $36 that were due before June 30, 2002 were subsequently remitted to the insurance company.

The pension expense relating to the foreign subsidiary’s insured pension and disability plan amounted to $62, $66, and $96 for the years ended June 30, 2002, 2001, and 2000 respectively. Benefits are based on years of service and the average of the last five years annual earnings.

The Company provides certain supplemental retirement benefits to the President of the Company. There were no expenses for 2002, 2001 and 2000. The agreement contains a change in control provision that would accelerate the payment of these benefits. The maximum liability under this agreement, in such event, would be approximately $226. The Company also provides certain life insurance benefits to the President of the Company for which the Company is a beneficiary. These life insurance benefits totaled approximately $ 140 in 2002 and $105 in 2001 and 2000.

The Company has granted stock options to certain key executives to purchase shares of the Company’s common stock. These options generally vest in six months or less and expire 10 years from the grant date. There were no stock options granted in 2002 or 2001. Additional information with respect to stock option activity is as follows:

	Number Of Shares	Weighted Average Exercise Price
Outstanding at June 30, 1999	112,000	4.90
Granted during the year ended June 30, 2000	59,997	2.00
Cancelled during the year ended June 30, 2000	(60,000)	4.90

Outstanding at June 30, 2000 and 2001	111,997	3.35

Cancelled during the year ended June 30, 2002	5,667	3.42
Outstanding at June 30, 2002	106,330	3.42

Options exercisable at June 30, 2002	106,330	3.42

The following table summarizes information about stock options outstanding and exercisable at June 30, 2002:

Stock Options Outstanding and Exercisable

Range of Exercise Prices	Number of Options Outstanding	Weighted Average Remaining Contractual Life in Years	Weighted Average Exercise Price
$2.00 - $5.63	106,330	6.25	3.42

The Company applies APB Opinion No. 25 in accounting for its stock-based compensation and, accordingly, no compensation cost has been recognized for its stock options in the consolidated financial statements. Had compensation cost for the stock options been determined consistent with SFAS No. 123, the Company’s net loss and net loss per share would have been increased to the pro forma amounts shown below:

	2002	2001	2000
Net Loss:
As reported	$(2,712)	$(1,969)		$(676)
Pro forma	$(2,712)	$(1,969)		$(726)

Net Loss Per Share:
As Reported	$(1.72)	$(1.25)	$	.(43)
Pro forma	$(1.72)	$(1.25)		$(.46)

The weighted average fair value of stock options granted during 2000 was $1.29 per share. This amount was determined using the Black-Scholes option-pricing model. The assumptions used in the model were as follows for stock options granted in 2000.

Risk-free interest rate	6.30%
Expected volatility of common stock	55.3%
Dividend yield	—
Expected life of options in years	10

[9]	FINANCIAL INSTRUMENTS

The Company uses various financial instruments in the normal course of business. By their nature, all such instruments involve risk, and the Company’s maximum potential loss may exceed amounts recorded in the balance sheet. As is customary for these types of instruments, the Company does not require collateral or other security from other parties to these instruments. The Company manages exposure to credit risk through credit approvals, credit limits and monitoring procedures.

The Company has periodically used derivative instruments for the purpose of hedging commodity and interest rate exposures.

Interest Rate Swap – At June 30, 2002 and 2001, the Company had one outstanding interest rate swap agreement with a bank having a notional amount of 2,000 euro, or $1,995, which expires on March 15, 2007. This swap agreement provides for the payment of interest based on the London Inter Bank Offered Rate (LIBOR) and is reset every 90 days based on market conditions, with interest receivable based on the 30 year Euroswap rate. The nature of the swap agreement changed variable rate debt to fixed rate debt. The interest rate differential paid or received under a swap is recognized over the term of the contract as adjustments are made to the effective yield of the underlying debt. An interest premium of $26 and $28 has been recorded for the years ended June 30, 2002 and 2001, respectively.

The contract or notional amounts and estimated fair value of the Company’s interest rate swap at June 30, 2002 and 2001 are as follows:

	2002		2001
	Contract or Notional Amount	Estimated Fair Value	Contract or Notional Amount	Estimated Fair Value
Interest rate swap	$1,995	$1,940	$1,696	$1,668

As of June 30, 2002, approximately $8.66 million of variable rate debt is not covered by interest rate swaps and is therefore subject to market risk of rate changes.

Commodities - The Company has periodically managed its exposure to pulp price changes with pulp futures. During fiscal years 2002, 2001 and 2000 the Company did not hold any related derivatives for pulp futures.

Fair Value of Financial Instruments - The following assumptions were used by the Company to estimate the fair value of its financial instruments: The carrying amounts reported in the balance sheets for cash, cash equivalents, trade accounts receivable, other receivables, short-term borrowings, accounts payable and accrued expenses approximate fair value because of the short maturity of these instruments. The fair value of long-term debt is estimated using discounted cash flows based on the Company’s incremental borrowing rates, and approximates $2,159 and $2,023 at June 30, 2002 and 2001, respectively. The fair value of capital lease obligations is calculated using the same method and approximates $498 at June 30, 2002.

[10]	COMMITMENTS AND CONTINGENCIES

BONTEX SRL

The Company identified certain questionable financial transactions and other irregularities at the Company’s Italian subsidiary, Bontex SRL, related to prior Bontex SRL management, which was initially confirmed in part by a limited forensic audit report dated February 21, 2002. Additional Forensic investigation has described further instances of fraudulent activities by the management of Bontex SRL. Investigative reports have estimated the losses at Bontex SRL (Italy) due to fraud to be in excess of $4.0 million over a period of several years. The fraudulent activities of the Italian managers of Bontex SRL has resulted in the subsidiary being placed in liquidation under the procedures of Italian law.

Total expenses incurred and not included in the preceding amounts related to professional fees, including legal, accounting and forensic investigation, total approximately $700,000 as of January 2004.

Bontex filed a proof of loss with its insurer, Gulf Insurance Company, containing among other things, evidence of fraud and dishonesty, and supplemented its proof of loss on September 30, 2002. On September 29, 2003, the Company filed a lawsuit against the Gulf Insurance Company in order to, among other things, protect and enforce the Company’s rights under the insurance policy. That action is currently pending in the United States District Court for the Western District of Virginia, and seeks $2,000,000 in damages representing the policy limits of the company’s insurance policy for employee dishonesty.

On May 28, 2004, Bontex filed suit against KPMG, LLP in the Circuit Court for the City of Buena Vista, Virginia seeking $9,000,000 in damages under theories of Professional Negligence, Breach of Contract, and Breach of Fiduciary Duty, arising out of the firm’s actions as accountants and auditors for Bontex, Inc. pertaining to the situation in Italy.

REGULATORY AND ENVIRONMENTAL MATTERS

Environmental: As with other related manufacturers, the Company is subject to regulations by various federal, state, foreign and local agencies concerning compliance with environmental control statutes. These regulations impose limitations on the use of chemicals in manufacturing processes and discharge of effluent and emissions into the environment, and establish standards for solid and hazardous waste disposal, treatment, and storage, as well as require the Company to obtain and operate in compliance with the conditions of environmental permits. Except as described below, the Company believes that it is in substantial compliance with such existing domestic and foreign environmental statues and regulations. Failure to comply with applicable environmental control standards could result in interruption of operations or could require additional expenditures at these facilities.

In recent years, various agencies have increased their screening and testing the effects of chemicals or mixtures, including those that occur naturally. The Company’s product formulations, in some instances, may include compounds that are or will be subject to these tests. The Company continually devotes significant resources to improve product formulation for, among other things, comfort, health, cost, quality and other performance features.

The Company has made and intends to continue to make capital investments, operating expenditures, and production adjustments in connection with compliance with environmental laws and regulations. Because the Company is essentially comprised of two fiberboard plants, Bontex USA and Bontex S.A., water quality discharge remains the primary environmental concern. Both plants operated new waste water treatment facilities, which, except as described below, the Company believes operated within compliance of applicable environmental requirements. Also, the actual costs of future environmental compliance may differ from projected costs due to, among other things, continued emergence of newer environmental laws and regulations and improving efficiencies in environmental control or process technology developments.

Bontex USA received a renewal of its 5-year wastewater discharge permit on April 2, 2001. The new permit required the Company to expand its wastewater treatment facility to increase the capacity of its equalization tank. The Company completed this expansion during December 2001. Prior to receiving the new permit, the Company had received a Notice of Violation (NOV) from the Virginia Department of Environmental Quality (DEQ). In general, the DEQ stated in the NOV that it had reason to believe that the Company’s plant in Buena Vista, Virginia, may be out of compliance with whole effluent toxic limits. In addition, the Company has received two other NOVs from the DEQ. The first NOV alleges that in June 2001, the Company’s plant in Buena Vista, Virginia discharged wastewater solids in violation of Virginia law and/or the Company’s wastewater discharge permit. The second NOV alleged, among other things, that the Company’s plant in Buena Vista, Virginia in November and December 2001, had experienced a series of unusual discharges and the Company had not provided the DEQ advanced notice for the use of ammonia in the treatment process. The Company submitted detailed information to the DEQ relating to the Notices of Violation. On October 11, 2002, the Company signed a Consent Special Order with the DEQ to resolve these issues and this was approved by the DEQ on January 10, 2003. The Company agreed to reimburse the DEQ $5 for its expenses in the above incidents. In addition, the DEQ has proposed a fine of $36 which will be suspended provided the Company satisfactorily completes certain steps, mostly having to do with increased testing and monitoring. Bontex expects to successfully meet these requirements. Accordingly, no accrual has been made for the proposed fine.

Litigation: In the normal course of business, the Company is subject to proceedings, lawsuits and other claims which are subject to many uncertainties, for which their outcomes are not predictable with assurance. There are no legal proceedings, lawsuits or other claims pending, against or involving the Company that, in the opinion of management, will have a material adverse impact upon the financial condition of the Company.

Consolidation of Manufacturing and Closure of European Operations: In July 2003, the Company began the orderly liquidation of the operations of Bontex SRL in Italy because of the substantial fraud losses. On January 15, 2004, the Company decided to close the manufacturing facility at Bontex SA in Belgium through liquidation proceedings. Originally, the Company had attempted to reorganize Bontex SA under Belgian bankruptcy protection. The Company was not able to secure financing in order to effect the restructuring business plan. The primary reason for the bankruptcy was the substantial fraud losses. Also contributing to the overall situation were recent operating losses and the declining market in Europe. This will result in a write-off of $1.9 million for the investment in our European subsidiaries during fiscal years 2003 and 2004. However, there can be no absolute assurance that there may not be unforeseen liabilities associated with this liquidation of our European operations.

Securities and Exchange Commission (“SEC”) Informal Investigation: On December 22, 2003, the Company met with the SEC as part of an informal investigation by the SEC to gather more information concerning, among other things, the resignation of KPMG LLP as the Company’s auditors on September 17, 2003, the fraud situation in Italy and the Company’s reporting requirements relating to the fraud situation. Management is working with the SEC regarding its informal investigation and management believes the Company is substantially in compliance with the SEC requirements, except for the delays in filing the Form 10K for the fiscal 2002 annual report and the Form 10Qs for the three quarterly reports for fiscal 2003.

Purchase Commitments: In connection with purchasing certain commodities (pulps and latex) for future manufacturing requirements, the Company enters into a number of purchase commitments, as deemed appropriate, to manage the effects of market price fluctuations and to secure adequate raw material supplies. These purchase commitments have limited terms ranging from 1 to 5 years, and the Company expects future sales will be sufficient to meet these requirements.

Leases - Rental expenses for all operating leases amounted to $133, $124, and $106 in 2002, 2001, and 2000 respectively. The Company anticipates future rental expenses for operating leases to be no more than $150 each year for the next five years.

[11]	QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following is a summary of the unaudited quarterly results of operations for the years ended June 30, 2002 and 2001. All amounts have been restated for the irregularities that occurred at the Italian subsidiary and the change in accounting method for inventory as discussed in note 2.

	Quarter Ended
Year Ended June 30, 2002	September 30	December 31	March 31	June 30
	(Restated)	(Restated)
Net Sales	$8,234	$9,210	$9,070	$11,562
Gross Profit	1,636	2,040	1,970	3,266
Other expense, net	225	170	229	214
Loss before income taxes	(1,183)	(670)	(702)	(69)
Net loss	(1,211)	(834)	(500)	(304)
Loss per common share	$(.77)	$(.53)	$(.32)	$(.19)

	Quarter Ended
Year Ended June 30, 2001	September 30	December 31	March 31	June 30
	(Restated)	(Restated)	(Restated)	(Restated)
Net Sales	$9,128	$10,768	$11,576	$11,032
Gross Profit	2,096	2,538	2,619	2,741
Other (Income) expense, net	189	(558)	245	208
Income (loss) before income taxes	(541)	346	(442)	(264)
Net Income (loss)	(384)	177	(328)	(1,148)
Income (loss) per common share	$(.24)	$.11	$(.21)	$(.73)

During the second quarter ended December 31, 2000, the Company sold its warehouse facility in Newark, New Jersey resulting in a non-recurring gain recorded in Other (Income)/Expense, net of $803 or a net gain of $482 or $0.31 per share after considering the impact of taxes. During the fourth quarter ended June 30, 2001, the Company recorded an $868 (restated) valuation allowance for the deferred income tax assets of Bontex USA which increased the net loss by $868 (restated) or $0.55 per share.

[12]	SUBSEQUENT EVENTS

There have been several significant subsequent events impacting the Company, including the refinancing of the consolidated operations, the consolidation of Bontex manufacturing to Bontex, Inc. in the United States with the closure of the Company’s European operations and the change in ownership of controlling interest of common stock of Bontex, Inc.

Consolidation of Manufacturing and Closure of European Operations In July 2003, the Company began the orderly liquidation of the operations of Bontex SRL in Italy because of the substantial fraud losses. On January 15, 2004, the Company decided to close the manufacturing facility at Bontex SA in Belgium through liquidation proceedings. Originally, the Company had attempted to reorganize under bankruptcy protection in Belgium, as this plant was the Company’s largest and most efficient. The Company was not able to secure financing in order to effect the restructuring business plan. The primary reason for the bankruptcy was the substantial fraud losses. Also contributing to the overall situation were recent operating losses and the declining market in Europe. This will result in a write-off of $1.9 million for the investment in our European subsidiaries during fiscal years 2003 and 2004. However, there can be no absolute assurance that there may not be unforeseen liabilities associated with this liquidation of our European operations.

Accordingly, the manufacturing of Bontex has been consolidated to Bontex, Inc. The consolidation of manufacturing to the US operations has resulted in better capacity utilization, as the Company had ant over capacity issue with two facilities. Additionally, the Company has decided to focus on our core specification business, which represents the majority of our sales and include sales where Bontex is specified by major branded footwear. The incremental and non-specification business mostly includes non-profitable business. The consolidation of manufacturing, reduction of costs and the elimination of unprofitable sales should return the Company to profitability.

Refinancing: On February 4, 2004, Bontex, Inc refinanced the Company with a $5.5 million credit facility as part of our consolidation plan. This expanded credit facility is considered interim financing, but with this new loan, our program to effectively utilize our borrowing base, and our return to profitability should address our immediate and near term requirements to fund operations, which should enable the Company to seek refinancing long term to provide a more stable capital structure.

Termination of Registration with the Securities and Exchange Commission: On September 10, 2003, the Company filed a Form 15 with the SEC to terminate the registration of securities under Section 12(g) and suspend the obligation to file reports under Section 15 (d). The Company is still obligated to file previously unfilled periodic reports, including this annual report and the first three quarterly reports on Form 10Q for fiscal 2003.

Change in Ownership of Controlling Interest of Bontex, Inc. Common Stock: On July 14, 2003, Mr. and Mrs. James Kostelni entered into an agreement whereby they directly and indirectly beneficially own 863,782 shares (or 54.92%) of Bontex, Inc.’s outstanding common stock by, among other things, the agreement and guaranty to pay certain Estate Tax Obligations and by pledging the shares as security for this obligation.

Securities and Exchange Commission (“SEC”) Informal Investigation: On December 22, 2003, the Company met with the SEC as part of an informal investigation by the SEC to gather more information concerning, among other things, the resignation of KPMG LLP as the Company’s independent auditors on September 17, 2003, the fraud situation in Italy and the Company’s reporting requirements relating to the fraud situation. Management is working with the SEC regarding its informal investigation and management believes the Company is in compliance with the SEC requirements, except for the delays in filing the Form 10K for the fiscal 2002 annual report and the Form 10Qs for the three quarterly reports for fiscal 2003.

MANAGEMENT’S REPORT ON FINANCIAL STATEMENTS WITHOUT INDEPENDENT AUDITORS’ REPORT

The management of Bontex, Inc. is responsible for the preparation and fair presentation of the financial statements and other related financial information published in this Annual Report on Form 10-K. The consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and were necessarily based in part on reasonable estimates and judgments giving due consideration to materiality. To the best of our knowledge and belief, the information contained in this Annual Report on Form 10-K is true and accurate in all material respects.

The management of the Company is also responsible for maintaining an effective system of internal accounting controls. This system is designed to provide reasonable assurance that assets are adequately safeguarded and financial records accurately reflect all transactions and can be relied upon in all material respects in the preparation of financial statements.

The Audit Committee is responsible to the Board of Directors for reviewing the financial controls and accounting and reporting practices, and for recommending appointment of the independent auditors. The Audit Committee meets periodically with representatives of the independent auditors with and without the Company’s management being present.

There is no independent auditors’ report provided with this Annual Report on Form 10-K, because on September 17, 2003, KPMG LLP (“KPMG”) resigned as the independent auditors of Bontex, Inc. On May 28, 2004, Bontex initiated litigation against KPMG in the Circuit Court for Buena Vista County, Virginia arising out of its engagement as the Company’s auditors

As described in notes 1 and 2 and to the consolidate financial statements, the Company changed its method of accounting for inventories in North America on July 1, 2001 from the last-in, first-out (LIFO) method to the first-in, first-out (FIFO) method. All previously reported results have been restated to reflect this change as required by generally accepted accounting principles. The Company made the change to provide a better measure of the current value of inventory, a more accurate reflection of the Company’s financial position and liquidity, and a better matching of inventory costs with revenues. As described in notes 1, 2 and 10 to the consolidated financial statements, the Company restated prior year reported amounts because of the fraud situation at the Company’s Italian subsidiary, Bontex SRL.

These unaudited consolidated financial statements have been prepared on a going concern basis, which contemplates continuity of operations, realization of assets and satisfaction of liabilities in the ordinary course of business. However, as a result of the fraud losses, the Company’s recurring operating losses and the accumulated indebtedness, such realization of assets and satisfaction of liabilities are subject to uncertainty, which raises substantial doubt about the Company’s ability to continue as a going concern. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

James C. Kostelni

Chairman and Chief Executive Officer

Charles W. J. Kostelni

President and Chief Operating Officer

September 28, 2004

DIRECTORS, EXECUTIVES & OFFICERS

James C. Kostelni+	Chairman of the Board, Chief Executive Officer and Director

William J. Binnie+*	Director

Michael J. Breton#	Director of International Operations

William B. D’Surney	Director

Douglas Hamm	Controller

Charles W. J. Kostelni	President, Chief Operating Officer and Director

Jeffrey C. Kostelni#	Senior Vice President, Treasurer, Chief Financial Officer and Director

Frank B. Mayorshi+*	Director

Hadelin Mothet	Financial Director (Europe) and Director

Robert J. Weeks+*	Director

# Resigned

+Member of Executive Committee

*Member of Audit Committee

COUNSEL

Woods, Rogers & Hazlegrove, P.L.C.

Attorneys at Law	Roanoke, Virginia

TRANSFER AGENT

Registrar & Transfer Company	Cranford, New Jersey

LOCATIONS	STOCKHOLDERS’ INFORMATION
World Headquarters and North American	Registrar and Transfer Agent
Manufacturing	Registrar and Transfer Company
Bontex, Inc.	10 Commerce Drive
One Bontex Drive	Post Office Box 1010
Buena Vista, Virginia 24416-1500	Cranford, New Jersey 07106
800-733-4234 / 540-261-2181
Email: bontex@bontex.com	Form 8-K
Website: http://www.bontex.com	A copy of the Company’s 8-K filed with the Securities and Exchange Commission is available without charge to any stockholder. Requests should be sent to the attention of:

Bontex, Inc.
Attention Controller.
One Bontex Drive
Buena Vista, Virginia 24416-1500

Sales and Distribution Centers	Bontexlogo
Bontex De Mexico, S. A. De C. V.
Boulevard Mariano Excobedo #801 Interior 2	The Bontex® logo is a registered trademark of
Colonia Andrade, C. P. 37370	Bontex, Inc.
Leon, Guanajuato
Mexico	Bontex, Inc. is an equal opportunity employer.

Bontex Hong Kong	BS EN ISO 9001 Registered Company SATRA (Logo)
301 International Trade Centre
11 Sha Tsui Road, Tsuen Wan
Hong Kong	National Accreditation of Certification Bodies (Logo)

Bontex Vietnam
3/99 Cu Xa Lu Gia Phuong 15 Quan 11 TP
Hochiminh City Vietnam

Bontex China
Guangzhou, China

International Liaison Office

Bontex Korea
Rm. 601, Songnam Bldg.
76-1, 4Ga, Chung Angdong
Chung-Gu, Busan, 600-014, Korea

[Bontex Logo] BONTEX [R]

One Bontex Drive, Buena Vista, Virginia 24416-1500

Telephone: 540-261-2181 Fax: 540-261-3784

e-mail: bontex@bontex.com http://www.bontex.com

Manufactured by: BONTEX [R] Buena Vista, VA

BONTEX [R] de Mexico, Leon, Mexico, BONTEX [R] Hong Kong,

BONTEX Vietnam, Hochiminh City, Vietnam

Bontex China, Guangzhou, China

36